Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

DATED AS OF MARCH 9, 2011

BY AND BETWEEN

STATION GVR ACQUISITION, LLC,

AS PURCHASER,

AND

GREEN VALLEY RANCH GAMING, LLC,

AS THE COMPANY

TABLE OF CONTENTS

		PAGE

ARTICLE I
DEFINITIONS

1.1	CERTAIN DEFINITIONS	2
1.2	OTHER DEFINITIONAL AND INTERPRETIVE MATTERS	12

ARTICLE II
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1	PURCHASE AND SALE OF ASSETS	13
2.2	EXCLUDED ASSETS	14
2.3	ASSUMPTION OF LIABILITIES	15
2.4	EXCLUDED LIABILITIES	16
2.5	DESIGNATION RIGHT PERIOD	17
2.6	PROCEDURES FOR ASSUMPTION OF AGREEMENTS	17
2.7	FURTHER CONVEYANCES AND ASSUMPTIONS	18
2.8	BULK SALES LAW	18

ARTICLE III
CONSIDERATION

3.1	CONSIDERATION	19
3.2	ESCROWED FUNDS; DEPOSIT COMMITMENT	19
3.3	PAYMENT OF PURCHASE PRICE; ASSUMPTION OF ASSUMED LIABILITIES	19
3.4	CURE COSTS	20

ARTICLE IV
CLOSING AND TERMINATION

4.1	CLOSING DATE	20
4.2	DELIVERIES BY THE COMPANY	20
4.3	DELIVERIES BY PURCHASER	21
4.4	LICENSE AGREEMENT	21
4.5	TERMINATION OF AGREEMENT	22
4.6	PROCEDURE UPON TERMINATION	23
4.7	EFFECT OF TERMINATION	24

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

5.1	THE COMPANY’S REPRESENTATIONS AND WARRANTIES	25
5.2	ORGANIZATION AND GOOD STANDING	25
5.3	AUTHORIZATION OF AGREEMENT	25
5.4	CONFLICTS; CONSENTS OF THIRD PARTIES	26

i

5.5	TITLE TO PURCHASED ASSETS	26
5.6	FINANCIAL STATEMENTS	27
5.7	REAL PROPERTY	27
5.8	INTELLECTUAL PROPERTY	27
5.9	AGREEMENTS, CONTRACTS AND COMMITMENTS	28
5.10	LITIGATION; ORDERS	28
5.11	ENVIRONMENTAL MATTERS	28
5.12	LABOR MATTERS	29
5.13	EMPLOYEE BENEFITS	29
5.14	FINANCIAL ADVISORS	30
5.15	PERMITS; COMPLIANCE WITH LAWS	30
5.16	TAXES	31
5.17	BANKRUPTCY NOTICES	31
5.18	SUFFICIENCY OF ASSETS	31
5.19	NO OTHER REPRESENTATIONS OR WARRANTIES; SCHEDULES	31

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

6.1	PURCHASER’S REPRESENTATIONS AND WARRANTIES	32
6.2	ORGANIZATION AND GOOD STANDING; OWNERSHIP	33
6.3	AUTHORIZATION OF AGREEMENT; NO VOTE REQUIRED	33
6.4	NO KNOWLEDGE OF MISREPRESENTATIONS OR OMISSIONS	33
6.5	CONFLICTS; CONSENTS OF THIRD PARTIES	33
6.6	LITIGATION	34
6.7	FINANCIAL ADVISORS	34
6.8	FINANCIAL CAPABILITY; FINANCING COMMITMENTS	34
6.9	LICENSABILITY OF PURCHASER AND PRINCIPALS	35
6.10	COMPLIANCE WITH GAMING LAWS	35
6.11	PURCHASED ASSETS “AS IS”; PURCHASER’S ACKNOWLEDGMENT AND INVESTIGATION	36

ARTICLE VII
BANKRUPTCY COURT MATTERS

7.1	ACTIONS OF THE COMPANY	37
7.2	PURCHASER ACTIONS	37
7.3	ADEQUATE ASSURANCES	38
7.4	SALE ORDER	38
7.5	SUPPORT OF SALE ORDER	39
7.6	ASSIGNMENT OF CONTRACTS	39

ARTICLE VIII
PRE-CLOSING COVENANTS AND AGREEMENTS

8.1	ACCESS TO INFORMATION	40
8.2	CONDUCT OF THE BUSINESS PENDING THE CLOSING	40

8.3	CERTAIN FINANCING MATTERS	42
8.4	REGULATORY APPROVALS	43
8.5	FURTHER ASSURANCES	45
8.6	CONFIDENTIALITY	45
8.7	PRESERVATION OF RECORDS	45
8.8	PUBLICITY	46
8.9	SUPPLEMENTATION AND AMENDMENT OF SCHEDULES	46
8.10	PAYMENT OF RESTRUCTURING FEE	46
8.11	PAYMENT OF TICKING FEE	46
8.12	PAYMENT OF GAMING DELAY EXTENSION FEE	47

ARTICLE IX
ADDITIONAL AGREEMENTS

9.1	EMPLOYEES	47
9.2	RESERVATIONS; CHIPS; CUSTOMER INFORMATION	49
9.3	CERTAIN TRANSACTIONS	50
9.4	INSURANCE POLICIES	51
9.5	NO CONTROL	51
9.6	EMPLOYEE SOLICITATION	51

ARTICLE X
CONDITIONS TO CLOSING

10.1	CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER	52
10.2	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY	53
10.3	CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER AND THE COMPANY	54
10.4	FRUSTRATION OF CLOSING CONDITIONS	54

ARTICLE XI
TAXES

11.1	TRANSFER TAXES	54
11.2	PURCHASE PRICE ALLOCATION	55
11.3	COOPERATION ON TAX MATTERS	55

ARTICLE XII
MISCELLANEOUS

12.1	EXPENSES	55
12.2	SPECIFIC PERFORMANCE; OTHER REMEDIES	55
12.3	SUBMISSION TO JURISDICTION; CONSENT TO SERVICE OF PROCESS	56
12.4	WAIVER OF RIGHT TO TRIAL BY JURY	56
12.5	ENTIRE AGREEMENT; AMENDMENTS; WAIVERS	56
12.6	GOVERNING LAW	57
12.7	NOTICES	57
12.8	SEVERABILITY	58
12.9	BINDING EFFECT; ASSIGNMENT	58

12.10	NON-RECOURSE	59
12.11	TERMINATION OF REPRESENTATIONS AND WARRANTIES	59
12.12	SCHEDULES	59
12.13	COUNTERPARTS	59
12.14	NO THIRD-PARTY BENEFICIARIES	59

Exhibits

Exhibit A	-	Escrow Agreement
Exhibit B	-	Deposit Commitment Letter
Exhibit C	-	Transition Services Agreement

Schedules

Schedule 1.1(a)	Acquired IP Assets
Schedule 1.1(b)	Affiliate Agreements
Schedule 1.1(c)	Assumed Agreements
Schedule 1.1(d)	Excluded Agreements
Schedule 1.1(e)	Excluded Intellectual Property
Schedule 1.1(f)	Knowledge Parties
Schedule 1.1(g)	Property Description
Schedule 2.1	Encumbrances on Assumed Liabilities
Schedule 2.1(c)	Information Technology Assets
Schedule 2.1(o)	Sales and Use Tax Refund Claims
Schedule 2.2(h)	Assets Not Lawfully Transferrable
Schedule 2.4	Excluded Liabilities
Schedule 4.2(k)	Consents to Assignment
Schedule 4.4	License Agreement
Schedule 5.4(a)	Conflicts
Schedule 5.4(b)	Required Consents
Schedule 5.5	Title to Purchased Assets
Schedule 5.6(a)	Financial Statements
Schedule 5.7	Leasehold Interests
Schedule 5.9	Material Contracts
Schedule 5.10	Litigation; Orders
Schedule 5.11	Environmental Matters
Schedule 5.12(a)	Labor Matters
Schedule 5.12(b)	Labor Matters — WARN Act Liability
Schedule 5.13	Employee Benefits
Schedule 5.14	Financial Advisors
Schedule 5.15	Permits
Schedule 6.5(b)	Required Consents
Schedule 6.9	Licensed Affiliates
Schedule 10.1(c)	Purchaser Required Permits
Schedule 10.1(e)	Required Consents and Authorizations

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 9, 2011 (the “Effective Date”), is by and between GREEN VALLEY RANCH GAMING, LLC, a Nevada limited liability company (the “Company”), and STATION GVR ACQUISITION, LLC, a Nevada limited liability company (“Purchaser”).  Each of the Company and Purchaser is a “Party” and, collectively, they are the “Parties” to this Agreement.

W I T N E S S E T H:

WHEREAS, the Company presently contemplates that it will file voluntary petitions for relief under chapter 11 of the Bankruptcy Code (the “Bankruptcy Case”), in the United States Bankruptcy Court for the District of Nevada (the “Bankruptcy Court”);

WHEREAS, the Company presently operates the Green Valley Ranch Resort, Spa & Casino in Henderson, Nevada;

WHEREAS, following a robust and lengthy marketing process, the Company desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase, acquire and assume from the Company pursuant to, among other things, Sections 363 and 365 of the Bankruptcy Code and as part of a pre-packaged chapter 11 plan of reorganization for the Company, the Purchased Assets and the Assumed Liabilities, all as more specifically provided herein;

WHEREAS, the Company intends: (a) promptly following execution of this Agreement, to solicit from the lenders under the First Lien Credit Agreement acceptances of a pre-packaged chapter 11 plan of reorganization; and (b) if the lenders under the First Lien Credit Agreement vote as a class to accept such plan, promptly following such solicitation, commence the Bankruptcy Case and, request that the Bankruptcy Court promptly schedule a hearing on confirmation of the plan, including approval of Purchaser’s bid under this Agreement as the highest or otherwise best offer for the Company and authorization for the Company to pursue consummation of the transactions contemplated by this Agreement as part of a chapter 11 plan of reorganization;

WHEREAS, in connection with the execution and delivery of this Agreement and concurrent with the same, Fertitta Entertainment, LLC (“FE”), JPMorgan Chase Bank, N.A. (“JPM”) and German American Capital Corporation (“GACC”, and, collectively with JPM, the “Mortgage Lenders”), the Company and American Stock Transfer & Trust Company, LLC, as escrow agent (the “Escrow Agent”) have entered into the Escrow Agreement attached hereto as Exhibit A (the “Escrow Agreement”), pursuant to which, within two (2) Business Days from the date hereof, (i) FE shall deposit $12,500,000 (the “FE Escrowed Funds”) with the Escrow Agent and (ii) the Mortgage Lenders shall enter into, and deliver to the Company (with a copy to the Escrow Agent), the commitment letter attached hereto as Exhibit B (the “Deposit Commitment Letter”), that provides that (1) at the time set forth in the Deposit Commitment Letter, each Mortgage Lender consents to the transfer to the Escrow Agent of such Mortgage Lender’s Ratable Share (as defined in the Deposit Commitment Letter) of $12,500,000 of Propco Cash (as defined in the SCI Plan) that is Cash Collateral (as defined in the Bankruptcy Code) of the Mortgage Lenders (such amount of such Propco Cash, the “Deposit Commitment Funds”) and agrees to cause its liens to be released with respect to the Deposit Commitment Funds to accommodate the transfer of such funds to the Escrow Agent and (2) the Mortgage Lenders shall use reasonable best efforts to obtain the approval of the Bankruptcy Court of the transfer (the “Transfer Approval”) described in clause (1) (the Deposit Commitment Funds when so transferred to the Escrow Agent, the “CP Escrowed Funds”).  Upon the deposit of the CP Escrowed Funds with the Escrow Agent, the Deposit Commitment Letter shall terminate in accordance with its terms.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1           Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified or referenced below:

“Accounts Receivable” means all accounts receivable of the Company.

“Acquired IP Assets” means (i) all Intellectual Property of the Company, including the Intellectual Property set forth on Schedule 1.1(a), but excluding the Excluded Intellectual Property and (ii) any right to use the foregoing.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliate Agreements” means the contracts listed on Schedule 1.1(b).

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” has the meaning set forth in Section 11.2.

“Alternative Financing” has the meaning set forth in Section 8.3(a).

“Ancillary Agreements” means the Escrow Agreement, the Transition Services Agreement, the Bill of Sale, the Assignment and Assumption Agreement and each other instrument, certificate, document or agreement of any kind or description relating to this Agreement.

“Antitrust Division” has the meaning set forth in Section 8.4(c).

“Antitrust Laws” has the meaning set forth in Section 8.4(d).

“Applicable Time” has the meaning set forth in Section 3.2.

“Assignment and Assumption Agreement” has the meaning set forth in Section 4.2(b).

“Assumed Agreements” means, collectively, the Transition Services Agreement and all other Contracts to which the Company is party set forth on Schedule 1.1(c) (as such schedule may be amended from time to time, except with respect to the Transition Services Agreement, pursuant to Section 2.5).  Schedule 1.1(c) also sets forth the estimated Cure Cost which the Company expects will be payable for each Assumed Agreement.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Audited Financial Information” has the meaning set forth in Section 5.6(a).

“Balance Sheet” has the meaning set forth in Section 5.6(b).

“Balance Sheet Date” has the meaning set forth in Section 5.6(b).

“Bankruptcy Case” has the meaning set forth in the Recitals.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as may be amended from time to time.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Bill of Sale” has the meaning set forth in Section 4.2(c).

“Business Day” means any day of the year on which national banking institutions in New York City, New York are open to the public for conducting business and are not required or authorized to close.

“Cage Cash” means all cash contained in the cage, slot kiosks, count rooms, and drop boxes at the Property existing at the Closing Date.

“Casino Business” means all of the Company’s gambling, gaming, hospitality, entertainment and related businesses, as currently conducted in Henderson, Nevada.

“Challenge” means, with respect to any Order, an appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial, request for stay, motion or petition for reconsideration, application or request for review, or other similar motion, application, notice or request.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Closing Payment” has the meaning set forth in Section 3.3.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et seq. of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any Contract or other binding agreement or arrangement between the Company and any labor union or organization, works council or other similar employee representative.

“Commission” means the United States Securities and Exchange Commission or any successor thereto.

“Common Customers” has the meaning set forth in Section 9.2(c).

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plans” has the meaning set forth in Section 5.13(a).

“Company Documents” has the meaning set forth in Section 5.3.

“Confidentiality Agreement” has the meaning set forth in Section 8.6.

“Contract” means any legally binding indenture, note, bond, mortgage, deed of trust, deed of constitution of mortgage, mortgage note pledge agreement, loan agreement, franchise agreement, lease, sublease, license, sublicense, purchase order and other contract, agreement, arrangement, commitment or instrument to which the Company is a party.

“CP Escrowed Funds” has the meaning set forth in the Recitals.

“Credit Agreements” means (i) the First Lien Credit Agreement dated as of February 16, 2007 (the “First Lien Credit Agreement”) between the Company, Bank of America, N.A., as the Administrative Agent and a Lender, Banc of America Securities, LLC, as Sole Lead Arranger and Sole Book Manager, and each person that is a “Lender” named in the First Lien Credit Agreement and (ii) the Second Lien Credit Agreement dated as of February 16, 2007 (the “Second Lien Credit Agreement”) between the Company, Bank of America, N.A., as the Administrative Agent and a Lender, Banc of America Securities, LLC, as Sole Lead Arranger and Joint Book Manager, Wachovia Capital Markets, LLC, as Joint Book Manager, and each person that is a “Lender” named in the Second Lien Credit Agreement.

“Cure Costs” has the meaning set forth in Section 2.6(a).

“Customer Database” means all customer databases, customer lists and any other similar information, in each case, collected and owned by the Company and relating to customer play at the Casino Business.

“Debt Financing Sources” has the meaning set forth in Section 8.3(c).

“Deposit Commitment Funds” has the meaning set forth in the Recitals.

“Deposit Commitment Letter” has the meaning set forth in the Recitals.

“Deposits” has the meaning set forth in Section 2.1(g).

“Designation Right Period” has the meaning set forth in Section 2.5.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials of the Company, in each case whether or not in electronic form.

“Effective Date” has the meaning set forth in the Preamble.

“Employees” means all individuals who are employed by the Company (excluding, for the avoidance of doubt, any individuals who are employed by SCI or have employment contracts with SCI) as of the Effective Date, together with individuals (a) who are hired by the Company after the Effective Date and prior to the Closing or (b) who have or will have re-hire or reinstatement rights with the Company as of the Closing.

“Encumbrance” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim (including any claim as defined under Section 101(5) of the Bankruptcy Code), lease, charge (including any charge as defined under Section 101(12) of the Bankruptcy Code), option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement or encumbrance, collateral assignment, right of setoff, debt, obligation, liability, pledge, levy, escrow, conditional sale contract, title retention contract, mortgage, lease, deed of trust, hypothecation, indenture, security agreement, any other agreement, arrangement, contract, commitment, understanding or obligation of any kind whatsoever, whether written or oral, but does not include any restrictions under licenses of, or other agreements related to, Intellectual Property.

“Environmental Laws” means all applicable federal, state, municipal, or local laws, statutes or by laws or ordinances relating to the environment and any other applicable environmental laws, in each case as amended from time to time.

“Equipment” means all Gaming Equipment, machinery, equipment, furniture, fixtures, computer and computer-related hardware and firmware, copiers, telephone lines and numbers and other telecommunication equipment, all food processing and preparation and washing equipment, racks, trays, buffet tables, utensils, plates and other similar items, uniforms, napkins, linens and other tangible personal property owned by the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, any trade or business, whether or not incorporated, that together with such entity and its subsidiaries would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

“Escrow Agent” has the meaning set forth in the Recitals.

“Escrow Agreement” has the meaning set forth in the Recitals.

“Excluded Agreements” means the Contracts listed on Schedule 1.1(d) (as such schedule may be amended from time to time pursuant to Section 2.5).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Intellectual Property” means the Intellectual Property of the Company set forth on Schedule 1.1(e).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Excluded Matter” means any one or more of the following:  (a) the effect of any changes in applicable Law or GAAP; (b) any change, event or effect arising out of or resulting from changes in or affecting the (i) travel, hospitality or gaming industries generally (except to the extent that any change, event or effect affects the Casino Business in a disproportionate manner when compared to the effect of such change, event or effect on other Persons engaged in the travel, hospitality or gaming industries generally), (ii) travel, hospitality or gaming industries in the locals, Las Vegas or Nevada markets (except to the extent that any change, event or effect affects the Casino Business in a disproportionate manner when compared to the effect of such change, event or effect on other Persons engaged in the travel, hospitality or gaming industries in the locals, Las Vegas or Nevada markets) or (iii) financial, banking, currency or capital markets in general, the economy in general or political or regulatory conditions; (c) any change, event or effect resulting from the entering into or public announcement of the transactions contemplated by this Agreement; (d) any change, event or effect resulting from any act of terrorism, commencement, escalation, continuation or cessation of armed hostilities in the United States or internationally or declaration of war by or against or otherwise involving the United States (except, with respect to an act of terrorism, to the extent that any change, event or effect affects the Casino Business in a disproportionate manner when compared to the effect of such change, event or effect on other Persons engaged in the travel, hospitality or gaming industries generally); and (e) any failure by the Company to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being agreed that the facts and circumstances giving rise to such failure that are not otherwise included within the definition of Excluded Matter may be taken into account in determining whether a Material Adverse Effect has occurred).

“FE” has the meaning set forth in the Recitals.

“FE Escrowed Funds” has the meaning set forth in the Recitals.

“Final Order” means an Order of the Bankruptcy Court or other court of competent jurisdiction:  (a) as to which no Challenge has been timely filed, or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject order in all material respects without the possibility for further Challenge thereon; (b) as to which the time for instituting or filing a Challenge shall have expired; and (c) as to which no stay is in effect; provided, however, the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Code or the Federal Rules of Bankruptcy Procedure, may be filed with respect to such Order shall not prevent such Order from being deemed a Final Order.

“Financial Information” has the meaning set forth in Section 5.6(a).

“Financing” has the meaning set forth in Section 6.8(b).

“Financing Commitments” has the meaning set forth in Section 6.8(b).

“First Lien Credit Agreement” has the meaning set forth in the definition of Credit Agreements.

“First Lien Credit Agreement Agent” means Wilmington Trust FSB, in its capacity as administrative agent for the lenders under the First Lien Credit Agreement.

“First Lien Credit Agreement Claim” means claims under the First Lien Credit Agreement, including Secured Hedging Obligations (as defined therein), if any.

“First Lien Lender Plan Support Agreement” means that certain Letter Agreement by and between the Company and the lenders under the First Lien Credit Agreement signatories thereto, substantially in the form made available to the Parties prior to the date hereof.

“FTC” has the meaning set forth in Section 8.4(c).

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“GACC” has the meaning set forth in the Recitals.

“Gaming Approvals” means all Permits, authorizations, registrations, franchises, entitlements, waivers and exemptions issued by any Gaming Authority required to permit the Parties to consummate the transactions contemplated by this Agreement or necessary to permit Purchaser to acquire the Purchased Assets, assume the Assumed Liabilities and operate the Casino Business, in each case, after the Closing.

“Gaming Authorities” means all Governmental Entities with regulatory control or jurisdiction over the conduct of lawful gaming or gambling, including, without limitation, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the City of Henderson, Nevada and all other state and local regulatory and licensing bodies with authority over gaming activities and devices in the State of Nevada or the City of Henderson, Nevada.

“Gaming Delay” has the meaning set forth in Section 4.5(b).

“Gaming Delay Extension Fee” has the meaning set forth in Section 8.12.

“Gaming Equipment” means all gambling games, slot machines, video poker machines, tables, “gaming devices” (as defined in Section 463.0155 of the NRS), “cashless wagering systems” (as defined in Section 463.014 of the NRS) gaming devices parts inventory, and other gaming equipment of the Company, together with the Company’s inventory of gaming cards, chips, tokens, scrip, markers, gaming supplies, “associated equipment” (as defined in

Section 463.0136 of the NRS) and other items that are used by the Company in the operation of the Casino Business.

“Gaming Law” means any Permit, Law, Order or other federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, registration, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to casino and gaming activities and operations, gaming-related manufacturing or the distribution of Gaming Equipment, in each case, of the applicable Person and its Affiliates.

“Governmental Approval” means any Permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law.

“Governmental Entity” means any government or governmental or regulatory body thereof, or quasi-governmental or quasi-regulatory body thereof, or political subdivision thereof, whether supra-national, federal, state or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private), including, without limitation, any Gaming Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) indebtedness underlying swaps, caps or other derivative instruments; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business); (iv) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (v) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (vi) the liquidation value of all redeemable preferred stock of such Person; (vii) all obligations of the type referred to in clauses (i) through (vi) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by any lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Intellectual Property” means (a) patents, trademarks, trade names, copyrights, corporate names, logos, together with all goodwill associated with each of the foregoing; (b) trade secrets, confidential and proprietary information; (c) Internet domain names and (d) all other intellectual property.

“Inventory” means all inventory of the Company of merchandise held for resale or use in the Casino Business and all food and beverage inventory, including rights to vending and concession inventory, held for sale or service to patrons and/or employees of the Casino Business.

“IRS” means the Internal Revenue Service of the United States Department of the Treasury.

“JPM” has the meaning set forth in the Recitals.

“June Ticking Fee” has the meaning set forth in Section 8.11.

“Knowledge of the Company” and “Company’s Knowledge” and words of similar import mean the actual knowledge of those Persons identified on Schedule 1.1(f).

“Land” means that certain parcel of real property located at the intersection of Interstate 215 and Green Valley Parkway as more particularly described on Schedule 1.1(g).

“Law” means any federal, state, provincial, local or foreign law, statute, code, ordinance, decisional authority, rule or regulation, including any Gaming Law.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims by or before a Governmental Entity.

“Liability” means any direct or indirect liability, Indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown and including all costs and expenses relating thereto.

“License Agreement” has the meaning set forth in Section 4.4.

“M&A Qualified Beneficiaries” has the meaning set forth in Section 9.1(g).

“Material Adverse Effect” means a material adverse effect on the Purchased Assets or the business, operations, assets, liabilities or condition of the Casino Business taken as a whole, other than an effect resulting from an Excluded Matter.

“Material Contract” means any Contract to which the Company is a party, including any Assumed Agreement, that (a) has a remaining obligation for payment or services by the Company in excess of two hundred fifty thousand U.S. dollars ($250,000), and (b) is not cancelable by the Company upon forty-five (45) days or less notice.

“May Ticking Fee” has the meaning set forth in Section 8.11.

“Mortgage Lenders” has the meaning set forth in the Recitals.

“Non-Recourse Parties” has the meaning set forth in Section 12.10.

“Notifying Party” has the meaning set forth in Section 8.4(a).

“NRS” means the Nevada Revised Statutes.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Casino Business, consistent with past practice.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Permits” has the meaning set forth in Section 5.15.

“Permitted Encumbrances” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in the title policies previously made available to Purchaser; (b) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings; (c) mechanics’, carriers’, workers’, repairers’, landlords’ and warehousemen’s and similar Encumbrances imposed by statute and arising or incurred in the Ordinary Course of Business not yet delinquent or the amount and validity of which is being contested in good faith, not material in amount, individually or in the aggregate, and that will not interfere materially with the operation of the Casino Business or its right to use, or the value of, the property subject thereto; (d) zoning, entitlement and other land use and environmental regulations by any Governmental Entity; provided that such regulations have not been violated; (e) title of a lessor under a capital or operating lease; (f) any other Encumbrances that will be irrevocably released in full in connection with the Sale Order; (g) such other imperfections in title, charges, easements, restrictions and encumbrances that would not materially interfere with the use or occupancy of the applicable property; (h) any and all matters that would be disclosed by an accurate survey or inspection of the applicable property in the operation of the Casino Business as currently conducted or the value thereof; and (i) any interests or rights of any kind or description of any lessee, with respect to the applicable property, pursuant to any lease listed on Schedule 5.7. For the avoidance of doubt, “Permitted Encumbrances” shall not include any Encumbrance in favor of any lender or agent under, or otherwise arising pursuant to or in connection with, the Credit Agreements.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Potential Transaction” has the meaning set forth in Section 7.1(a).

“Property” means the Land, and all tangible personal property, fixtures and improvements owned by the Company and placed on, attached to or located at or used in connection with the operation of the Land.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser 401(k) Plan” has the meaning set forth in Section 9.1(h).

“Purchaser Documents” has the meaning set forth in Section 6.3.

“Purchaser Knowledge Persons” means Frank Fertitta, Lorenzo Fertitta, Richard Haskins, Marc Falcone, Scott Nielson, Kevin Kelly and Thomas Friel.

“Purchaser Schedules” has the meaning set forth in Section 6.1.

“Real Property” has the meaning set forth in Section 5.7.

“Registered Intellectual Property” has the meaning set forth in Section 5.8.

“Sale Order” means those elements of an Order of the Bankruptcy Court, which shall be an Order confirming a chapter 11 plan of reorganization of the Company, (i) authorizing, among other things the sale of the Purchased Assets to Purchaser free and clear of all Encumbrances other than the Permitted Encumbrances and (ii) complying with Section 7.4.

“Sales and Use Tax Refund Claim” has the meaning set forth in Section 2.1(o).

“Schedules” has the meaning set forth in Section 5.1.

“SCI” means Station Casinos, Inc.

“SCI APA” means that certain Asset Purchase Agreement among Station Casinos, Inc., those Subsidiaries of Station Casinos Inc. listed in Annex I thereto, and FG Opco Acquisitions LLC, dated as of June 7, 2010, as amended, including by that certain First Amendment to Asset Purchase Agreement, dated as of August 26, 2010.

“SCI Plan” means the chapter 11 plan of SCI and its affiliated debtors.

“SCI Plan Effective Date” means the date on which the confirmed SCI Plan becomes effective according to its terms.

“Tax” and, with correlative meaning, “Taxes” mean (a) all federal, state or local taxes, charges or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, goods and services, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes and (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (a).

“Tax Authority” means any Governmental Entity, instrumentality or employee thereof, charged with the administration of any Law relating to Taxes.

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

“Termination Date” has the meaning set forth in Section 4.5(b).

“Transfer Approval” has the meaning set forth in the Recitals.

“Transfer Failure” has the meaning set forth in Section 2.6(b).

“Transfer Taxes” has the meaning set forth in Section 11.1.

“Transferred Employees” has the meaning set forth in Section 9.1(a).

“Transition Services Agreement” has the meaning set forth in Section 4.2(d).

“Unaudited Financial Information” has the meaning set forth in Section 5.6(a).

“Warehouse” means and refers to the storage facilities situated at 3550 West Tompkins Ave., 3345 West Tompkins Ave., 3265 West Tompkins Ave., 3325 West Tompkins Ave., 3285 West Tompkins Ave., 3225 Palms Center Drive, 3185 Palms Center Drive and 4630 Polaris Ave., Las Vegas, Nevada 89103, which storage facilities house certain Equipment owned by the Company and certain other entities.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and analogous state and local Law.

1.2                                 Other Definitional and Interpretive Matters.

(a)                                  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)                                     Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii)                                  Dollars.  Any reference in this Agreement to $ shall mean U.S. dollars.

(iii)                               Exhibits/Schedules.  All exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning ascribed to such term in this Agreement.

(iv)                              Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v)                                 Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

(vi)                              Herein; Including.  Words such as “herein,” “hereinafter,” “hereof,” “hereby” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires.  The word “including” shall be deemed to be followed by the words, “without limitation” whenever used in this Agreement or the Schedules hereto.

(b)                                 The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1                                 Purchase and Sale of Assets.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, pursuant to the terms of this Agreement, Purchaser shall purchase, acquire and accept from the Company and the Company shall sell, transfer, assign, convey and deliver to Purchaser, free and clear of all Encumbrances (except for Permitted Encumbrances, or Encumbrances related to the Assumed Liabilities which are set forth on Schedule 2.1), all of the Purchased Assets.  “Purchased Assets” shall mean (excluding the Excluded Assets and subject to the qualifications contained in this Section 2.1) all of the Company’s right, title and interest in all of its properties, assets and rights (including those properties, assets and rights related to the Casino Business) which are: (i) except as expressly set forth below, located at the Property, or (ii) intangible or financial assets of the Company expressly set forth in this Section 2.1, including the following:

(a)                                  all rights of the Company in the Land, together with all improvements, fixtures and other appurtenances thereto and rights in respect thereof;

(b)                                 all Equipment, including the Gaming Equipment and any other Equipment owned by the Company that is held or maintained at the Warehouse;

(c)                                  all information management systems or software owned by the Company used in the Casino Business, including the information systems or software set forth on Schedule 2.1(c);

(d)                                 all Inventory;

(e)                                  all Cage Cash, unrestricted cash, cash equivalents, bank deposits and other cash of the Company;

(f)                                    all rights of the Company under the Assumed Agreements;

(g)                                 all security, vendor, utility, and other deposits (including gaming deposits), prepayments (including prepaid gaming taxes or slot or game license fees) or rebates (collectively, “Deposits”) and prepaid payroll and withholding taxes;

(h)                                 all Accounts Receivable and other current assets;

(i)                                     human resource Documents related to all Transferred Employees, to the extent allowed under applicable Law;

(j)                                     all advertising, marketing and promotional materials and all other printed or written materials;

(k)                                  all transferable Permits, from all permitting, licensing, accrediting and certifying agencies, and the rights to all data and records held by such permitting, licensing and certifying agencies;

(l)                                     all landline telephone numbers;

(m)                               the Acquired IP Assets;

(n)                                 all goodwill associated with the Casino Business;

(o)                                 any and all rights of the Company in respect of outstanding claims for refunds of Nevada sales and use taxes for periods ending on or before the Closing Date as provided for in the petition requests submitted on behalf of the Company to the State of Nevada Department of Taxation, including the outstanding claims for refunds set forth on Schedule 2.1(o) (collectively, the “Sales and Use Tax Refund Claim”);

(p)                                 the Customer Database;

(q)                                 all rights of the Company under any insurance policies relating to the Casino Business (including health insurance, worker’s compensation insurance and life insurance), and any right of the Company to refunds due with respect to such insurance policies; and

(r)                                    except to the extent released pursuant to the SCI Plan, any and all rights, claims, counterclaims, defenses, demands and causes of action of the Company and its bankruptcy estate (i) arising under the Bankruptcy Code or applicable non-bankruptcy state and federal law, including all avoidance claims and related rights and defenses of the Company and its bankruptcy estate arising under Chapter 5 of the Bankruptcy Code and (ii) relating to assets, properties, business or operations of the Company arising out of events occurring on or prior to the Closing Date.

2.2                                 Excluded Assets.  Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and the Company shall retain all right, title and interest to, in and under the Excluded Assets.  “Excluded Assets” shall mean the following assets of the Company:

(a)                                  any and all rights of the Company under this Agreement;

(b)                                 the Excluded Agreements and any and all rights thereunder;

(c)                                  the Purchase Price, but excluding that portion of the Purchase Price to be held by the Escrow Agent as the FE Escrowed Funds and released in accordance with the provisions of this Agreement and the Escrow Agreement;

(d)                                 all rights under or pursuant to all warranties (express or implied), representations and guarantees made by third parties relating to any Excluded Assets;

(e)                                  any (i) human resources Documents related to any Employee who is not a Transferred Employee; (ii) Documents that the Company is required by Law to retain or that the Company determines are necessary or advisable to retain, including Tax Returns, financial statements and corporate or other entity filings; provided, that Purchaser shall have the right to make copies of any portions of such retained Documents that relate to the Casino Business or any of the Purchased Assets at Purchaser’s expense and request; and (iii) minute books, ledgers and certificates of ownership of the Company;

(f)                                    other than the Sales and Use Tax Refund Claim and other than any amount relating to a Tax paid by Purchaser, any claim, right or interest of the Company in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom, for any Tax period (or portion thereof) ending on or before the Closing Date (but excluding prepaid gaming taxes or slot or game license fees);

(g)                                 all assets associated with any Company Benefit Plan, including the Company’s rights, title and interests in any (i) assets related to a defined benefit or defined contribution retirement plan and (ii) assets related to non-qualified deferred compensation plan (except with respect to the extent related Liabilities of such Company Benefit Plans are assumed by Purchaser);

(h)                                 the assets that are not lawfully transferrable set forth on Schedule 2.2(h);

(i)                                     any Contract which the Company is unable to assign to Purchaser due to its inability to obtain any required third party consent to assignment; and

(j)                                     the Excluded Intellectual Property.

2.3                                 Assumption of Liabilities.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall assume, effective as of the Closing, and shall timely perform and discharge in accordance with their respective terms, the following Liabilities of the Company (the “Assumed Liabilities”):

(a)                                  all Liabilities of the Company under the Assumed Agreements that arise out of or relate to the period from and after the Closing Date, except as provided in Section 2.6;

(b)                                 all Liabilities relating to amounts required to be paid by Purchaser hereunder;

(c)                                  all Transfer Taxes applicable to the transfer of the Purchased Assets pursuant to this Agreement;

(d)                                 Cure Costs;

(e)                                  all Liabilities of the Company with respect to accrued payroll obligations (including accrued payroll Taxes), bonuses, vacation, holiday and other paid time off and severance or other termination pay of the Transferred Employees and any such other Liabilities assumed by Purchaser pursuant to Section 9.1; and

(f)                                    all other Liabilities of the Company that arise out of or relate to the period from and after the Closing Date, except for the Excluded Liabilities.

2.4                                 Excluded Liabilities.  Notwithstanding anything in this Agreement to the contrary, Purchaser shall not assume, and shall be deemed not to have assumed, any Liabilities of the Company, other than the Assumed Liabilities (the “Excluded Liabilities”).  For the avoidance of doubt, the Excluded Liabilities shall include the following Liabilities:

(a)                                  All outstanding Indebtedness and other amounts owing under, and any other Liabilities arising out of, the Credit Agreements;

(b)                                 all Liabilities arising out of Excluded Assets, including the Excluded Agreements;

(c)                                  all Liabilities of the Company under the Assumed Agreements that arise out of or relate to the period prior to the Closing Date, other than Cure Costs;

(d)                                 except as otherwise provided in Article XI, all Liabilities for Taxes of or payable by the Company, and any Liabilities for Taxes relating to the Purchased Assets or the Casino Business for any Tax periods (or portions thereof) ending on or before the Closing Date;

(e)                                  all Liabilities arising out of or relating to any Company Benefit Plan (except with respect to Liabilities assumed by Purchaser pursuant to Section 9.1);

(f)                                    all Liabilities of the Company with respect to accrued payroll obligations (including accrued payroll Taxes), bonuses, vacation, holiday and other paid time off and severance or other termination pay of the Employees that are not Transferred Employees;

(g)                                 all Liabilities of the Company under this Agreement and the Ancillary Agreements;

(h)                                 all Liabilities of the Company in respect of Indebtedness under any promissory notes to its members;

(i)                                     all Liabilities of the Company set forth on Schedule 2.4; and

(j)                                     all Liabilities of the Company for which Purchaser is not liable pursuant to the express terms of Section 9.1.

2.5                                 Designation Right Period.

Notwithstanding anything herein to the contrary, but except with respect to the Transition Services Agreement, Purchaser reserves the right, at any time during the period commencing from the date hereof and ending on the earlier of (i) the ninetieth day following the date hereof and (ii) the date on which the Bankruptcy Court initiates a hearing on confirmation of the chapter 11 plan of reorganization of the Company (such period, the “Designation Right Period”), to, upon written notice to the Company, amend the applicable schedules and designate (x) any Contract listed as an Excluded Agreement on Schedule 1.1(d) as an Assumed Agreement (to be listed on Schedule 1.1(c)), and (y) any Contract listed as an Assumed Agreement on Schedule 1.1(c) as an Excluded Agreement (to be listed on Schedule 1.1(d)).

2.6                                 Procedures for Assumption of Agreements.

(a)                                  At the Closing, the Company shall assume, to the extent not previously assumed by Order of the Bankruptcy Court, and assign to Purchaser the Assumed Agreements pursuant to the Sale Order, it being understood that any Assumed Agreement that is an executory contract or an unexpired lease shall also be assigned to Purchaser pursuant to Section 365 of the Code.  In connection with such assumption and assignment, and subject to any order of the Bankruptcy Court as may be necessary or appropriate, the Company shall cure all monetary defaults under such Assumed Agreements (such amounts, “Cure Costs”) and Purchaser shall provide adequate assurance of the future performance of such Assumed Agreements, it being understood that monetary defaults under any such Assumed Agreement that is an executory contract or an unexpired lease shall be cured to the extent required by Section 365(b) of the Bankruptcy Code and adequate assurance of the future performance of any such contract or lease shall be provided, as required by the Bankruptcy Code.

(b)                                 Except as may otherwise be determined by an order of the Bankruptcy Court, nothing herein shall be deemed to require the conveyance, assignment or transfer of any Purchased Asset that by its terms or by operation of Law cannot be conveyed, assigned, transferred or assumed without approval or consent.  Notwithstanding anything in this Agreement to the contrary, to the extent that the sale, assignment, license, sublicense, transfer, conveyance or delivery or attempted sale, assignment, transfer, conveyance or delivery to Purchaser of any asset that would be a Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any applicable Law or would require any governmental or third party authorizations, approvals, consents or waivers and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing (any such prohibition, or failure to obtain any such authorization, approval, consent or waiver, a “Transfer Failure”), the Closing shall proceed without the sale, assignment, transfer, conveyance or delivery of such asset unless such failure causes a failure of any of the conditions to Closing set forth in Article X, in which event the Closing shall proceed only if the failed condition is waived by the party entitled to the benefit thereof.  In the event that the failed condition is waived and the Closing proceeds without the transfer or assignment of any such asset, then following the Closing, Purchaser and the Company shall use commercially reasonable efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents and waivers.  Pending such authorization, approval, consent or waiver, the Parties shall cooperate with each other in any mutually agreeable arrangement designed to provide Purchaser with all of the benefits of use of such asset and to the Company the benefits, including any indemnities, that they would have obtained had the asset been conveyed to Purchaser at the Closing.  Once authorization, approval, consent or waiver for the sale, assignment, transfer, conveyance or delivery of any such asset not sold, assigned, transferred, conveyed or delivered at Closing is obtained, the Company shall assign, transfer, convey and deliver such asset to Purchaser at no additional cost.  To the extent that any such asset cannot be transferred or the full benefits or use of any such asset cannot be provided to Purchaser following the Closing pursuant to this Section 2.6(b), then Purchaser and the Company shall enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the Parties the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such authorization, approval, consent or waiver and the performance by Purchaser of the obligations thereunder.  The Company shall hold in trust for and pay to Purchaser promptly upon receipt thereof, all income, proceeds and other monies received by the Company derived from its use of any Purchased Asset in connection with the arrangements under this Section 2.6(b).

(c)                                  At Closing, Purchaser shall assume liability for any and all Cure Costs not previously paid by the Company.  The Bankruptcy Court shall retain jurisdiction to determine any disputes regarding Cure Costs.  Notwithstanding the pendency of a dispute regarding any Cure Cost, the Closing may occur.

2.7                                 Further Conveyances and Assumptions.

(a)                                  From time to time following the Closing, to the extent not transferred to Purchaser and to the extent permitted under applicable Law, the Company shall and shall cause its Affiliates to, make available to Purchaser such data in personnel records of Transferred Employees as is reasonably necessary for Purchaser to effect the transition of such Employees into Purchaser’s records.

(b)                                 From time to time following the Closing, the Company and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, assignments, consents, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, the transfer of all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and the Company Documents and to assure fully to the Company and its Affiliates and successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Company Documents, and to otherwise make effective the transactions contemplated hereby and thereby.

2.8                                 Bulk Sales Law.  Purchaser hereby waives, in connection with the transactions contemplated by this Agreement and the Company Documents, compliance by the Company with the requirements and provisions of any “bulk-transfer” provision of Article 6 of the Uniform Commercial Code as it is in effect in the states where the Company owns assets to be conveyed to Purchaser hereunder and other similar bulk transfer notice provisions or Laws of any jurisdiction that may otherwise be applicable with respect to the sale and transfer of any or all of the Purchased Assets to Purchaser other than bulk-transfer tax notice provisions.  Pursuant to Section 363(f) of the Bankruptcy Code, the transfer of the Purchased Assets shall be free and clear of any security interests in the Purchased Assets, including any liens or claims arising out of the bulk transfer laws, and the parties shall take such steps as may be necessary or appropriate to so provide in the Sale Order.

ARTICLE III
CONSIDERATION

3.1                                 Consideration.  The aggregate consideration for the Purchased Assets shall be (a) an amount in cash equal to $500,000,000, plus, if applicable pursuant to the terms of Section 8.11, (i) an amount in cash equal to the May Ticking Fee and (ii) an amount in cash equal to the June Ticking Fee, plus, if applicable pursuant to the terms of Section 8.12, an amount in cash equal to the Gaming Delay Extension Fee (the “Purchase Price”); and (b) the assumption of the Assumed Liabilities.

3.2                                 Escrowed Funds; Deposit Commitment.  Pursuant to the terms of the Escrow Agreement, within two (2) Business Days of the date of this Agreement: (a) FE shall have deposited the FE Escrowed Funds with the Escrow Agent by wire transfer of immediately available funds to an account designated by the Escrow Agent; and (b) the Mortgage Lenders shall have entered into, and delivered to the Company (with a copy to the Escrow Agent), the Deposit Commitment Letter.  The FE Escrowed Funds will be released by the Escrow Agent and delivered to either FE or to or at the direction of the Company in accordance with the provisions of this Agreement and the Escrow Agreement. Unless this Agreement has terminated and Section 4.7(c) does not require payment of the Deposit Commitment Funds to the Company, effective as of the earlier of the Transfer Approval and the SCI Plan Effective Date (the earliest of such times, the “Applicable Time”), each Mortgage Lender shall consent to the transfer to the Escrow Agent of such Mortgage Lender’s Ratable Share of the Deposit Commitment Funds and releases its liens with respect to the Deposit Commitment Funds to accommodate the transfer of such funds to the Escrow Agent.  The CP Escrowed Funds shall be held by the Escrow Agent in an account designed by the Escrow Agent.  The CP Escrowed Funds will be released by the Escrow Agent and delivered to either the Mortgage Lenders or to or at the direction of the Company in accordance with the provisions of this Agreement and the Escrow Agreement.

3.3                                 Payment of Purchase Price; Assumption of Assumed Liabilities.  On the Closing Date, (a) Purchaser shall pay to the Company, by wire transfer of immediately available funds into an account designated by the Company, an amount equal to the Purchase Price less the amount of the FE Escrowed Funds (the “Closing Payment”), (b) the Escrow Agent shall release and deliver to the Company the FE Escrowed Funds, pursuant to the terms and conditions of the Escrow Agreement, (c) (i) if still in effect, the Deposit Commitment Letter shall terminate in accordance with the terms of the Deposit Commitment Letter and (ii) if the CP Escrowed Funds have been deposited with the Escrow Agent, the Escrow Agent shall release and deliver to the Mortgage Lenders the CP Escrowed Funds, pursuant to the terms and conditions of the Escrow Agreement and (d) Purchaser shall assume the Assumed Liabilities by executing and delivering to the Company the Assignment and Assumption Agreement, which shall be in a form reasonably satisfactory to the Company.

3.4                                 Cure Costs.  (a) On or prior to the Closing, the Company shall pay to the counterparties to each Assumed Agreement all Cure Costs in connection with the assumption by the Company and assignment to Purchaser of such Assumed Agreements, in each case, in accordance with Section 2.6(a), and (b) the Parties acknowledge that the payment of such Cure Costs by the Company will reduce the amount of cash acquired by Purchaser on the Closing Date pursuant to Section 2.1(e).

ARTICLE IV
CLOSING AND TERMINATION

4.1                                 Closing Date.  Subject to the satisfaction of the conditions set forth in Sections 10.1, 10.2 and 10.3 (or the waiver thereof by the Party entitled to waive the applicable condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II (collectively, the “Closing”) shall take place at the offices of Milbank, Tweed, Hadley & McCloy LLP located at 601 South Figueroa Street, Los Angeles, California (or at such other place as the Parties may designate in writing) at 10:00 a.m. (Los Angeles time) on the second Business Day following the satisfaction or waiver of the conditions set forth in Article X (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the Parties.  The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”

4.2                                 Deliveries by the Company.  At the Closing, the Company shall deliver to Purchaser (or Purchaser shall have otherwise received):

(a)                                  a duly executed special warranty deed (transferring the Company Real Property);

(b)                                 a duly executed copy of an assignment and assumption agreement (the “Assignment and Assumption Agreement”);

(c)                                  a duly executed copy of a bill of sale (the “Bill of Sale”);

(d)                                 a duly executed copy of a transition services agreement in substantially the form attached hereto as Exhibit C (the “Transition Services Agreement”);

(e)                                  the officer’s certificate required to be delivered pursuant to Section 10.1(b);

(f)                                    a duly executed non-foreign person affidavit;

(g)                                 a duly executed State of Nevada Declaration of Value in form and substance reasonably satisfactory to Purchaser and the Company;

(h)                                 an electronic copy of the Customer Database;

(i)                                     all other instruments of conveyance and transfer as may be necessary to convey the Purchased Assets and the Assumed Liabilities to Purchaser;

(j)                                     any Intellectual Property transfer documents necessary to convey the Acquired IP Assets to Purchaser;

(k)                                  the consents to the assignment of the Assumed Agreements set forth on Schedule 4.2(k) and any other Assumed Agreements the failure of which to be assigned to Purchaser would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser, in form and substance reasonable to Purchaser, to the extent that the Bankruptcy Court shall not have entered an order providing that such consents or authorizations are not required; and

(l)                                     such other documents as Purchaser may reasonably request with respect to the transactions contemplated by this Agreement.

4.3                                 Deliveries by Purchaser.  At the Closing, Purchaser shall deliver to the Company:

(a)                                  the Closing Payment, in immediately available funds, as set forth in Section 3.3;

(b)                                 a duly executed copy of the Assignment and Assumption Agreement;

(c)                                  a duly executed copy of the Bill of Sale;

(d)                                 a duly executed copy of the Transition Services Agreement;

(e)                                  the officer’s certificate required to be delivered pursuant to Section 10.2(b);

(f)                                    all other instruments of conveyance and transfer as may be necessary to convey the Purchased Assets and the Assumed Liabilities to Purchaser;

(g)                                 a duly executed State of Nevada Declaration of Value in the form and substance reasonably satisfactory to Purchaser and the Company;

(h)                                 any Intellectual Property transfer documents necessary to convey the Acquired IP Assets to Purchaser; and

(i)                                     such other documents, instruments and certificates as the Company may reasonably request with respect to the transactions contemplated by this Agreement.

4.4                                 License Agreement.  At the Closing, the license agreement, by and between the Company and GCR Gaming, LLC or its Affiliate (the “License Agreement”), shall be entered into by the parties thereto and the License Agreement shall (i) provide that the Company shall have the continued use of the “Green Valley Ranch” name in exchange for a license fee, (ii) include such other terms and conditions as set forth on Schedule 4.4, with such changes thereto as the parties to the License Agreement may approve, and (iii) be duly assigned and transferred by the Company to Purchaser with the written consent of GCR Gaming, LLC or its Affiliate; provided, however, that failure of GCR Gaming, LLC or its Affiliate to enter into the

License Agreement or consent to its assignment to Purchaser shall not relieve Purchaser of its obligations under this Agreement.

4.5                                 Termination of Agreement.  This Agreement may be terminated prior to the Closing only as follows:

(a)                                  by mutual written consent of the Company and Purchaser;

(b)                                 by either the Company or Purchaser, if the transactions contemplated hereby have not been consummated on or prior to 5:00 p.m. (New York City time) on the earlier of (i) the second Business Day following the SCI Plan Effective Date and (ii) June 30, 2011 (in either case, as the same may be extended pursuant to this Section 4.5(b), the “Termination Date”); provided, however, that, if the Closing shall not have occurred due to the failure to obtain any necessary Permit, consent or approval of a Gaming Authority despite the non-terminating Party hereto having diligently performed each of its respective obligations set forth under Section 8.4 (a “Gaming Delay”) and if all other conditions to the respective obligations of the Parties to close hereunder that are capable of being fulfilled shall have been so fulfilled or waived, then, at the option of either Purchaser or, so long as the Financing Commitments or commitments for Alternative Financing are in effect (and shall remain in effect for the duration of the extension period), the Company, the Termination Date may be extended for all purposes hereunder by a reasonable period necessary to obtain such necessary Permit, consent or approval of a Gaming Authority not to exceed three (3) months and no Party may terminate this Agreement pursuant to this Section 4.5(b) until the occurrence of such Termination Date, as so extended pursuant to this proviso;

(c)                                  by the Company, and, if not by reason of any breach by Purchaser of its representations and warranties under Sections 6.9 and 6.10 of this Agreement or its obligations under Sections 8.4 and 8.5 of this Agreement, the Purchaser, if any Governmental Entity issues an Order or takes any other action, in either case, denying Purchaser any Gaming Approval;

(d)                                 by either the Company or Purchaser, if a court of competent jurisdiction or other Governmental Entity shall have issued a Final Order or taken any other nonappealable final action, in each case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing and the transactions contemplated hereby; provided, that if such Final Order or other nonappealable final action shall have been issued or taken by such Governmental Entity due to a breach of any representation, warranty, covenant or agreement contained in this Agreement by Purchaser or the Company, then the breaching Party may not terminate this Agreement pursuant to this Section 4.5(d); provided further, that this Section 4.5(d) does not govern the denial of a Gaming Approval to Purchaser (or any other action taken or omitted by any Gaming Authority) as specified in Section 4.5(c), which denial (or other action or omission) shall be governed instead exclusively by the terms of such Section;

(e)                                  by Purchaser, if the Company has breached any representation, warranty, covenant or agreement contained in this Agreement which breach (i) would result in a failure of a condition set forth in Section 10.1 to be satisfied and (ii) is not cured within thirty (30) calendar days after written notice thereof; provided, however, that if such breach cannot reasonably be cured within such thirty (30) day period but can be reasonably cured prior to the Termination

Date, and the Company is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 4.5(e); provided, further, that Purchaser’s right to terminate this Agreement under this Section 4.5(e) shall not be available if, (i) at the time of such intended termination, the Company has (or would have after the passage of time) the right to terminate this Agreement under Section 4.5(f) or (ii) Purchaser or a Purchaser Knowledge Person had actual knowledge, as of the date of this Agreement, that the representation or warranty which is the subject of the intended termination was not true and correct in all material respects;

(f)                                    by the Company, if Purchaser has breached any representation, warranty, covenant or agreement contained in this Agreement which breach (i) would result in a failure of a condition set forth in Section 10.2 to be satisfied and (ii) is not cured within thirty (30) calendar days after written notice thereof; provided, however, that if such breach cannot reasonably be cured within such thirty (30) day period but can be reasonably cured prior to the Termination Date, and Purchaser is diligently proceeding to cure such breach, this Agreement may not be terminated pursuant to this Section 4.5(f); provided, further, that (1) no cure period shall apply to Purchaser’s obligations to pay the Closing Payment at the Closing on the Closing Date and (2) the Company’s right to terminate this Agreement under this Section 4.5(f) shall not be available if, at the time of such intended termination, Purchaser has (or would have after the passage of time) the right to terminate this Agreement under Section 4.5(e);

(g)                                 by either the Company or Purchaser, if the Bankruptcy Court denies the motion to enter the Sale Order;

(h)                                 by either the Company or Purchaser if the confirmation order in form and substance acceptable to Purchaser confirming the chapter 11 plan of reorganization of the Company has not been entered by the Bankruptcy Court by June 15, 2011; or

(i)                                     by Purchaser, if (i) the SCI Plan has been terminated or (ii) if there has been any material amendment or modification of the SCI Plan.

4.6                                 Procedure Upon Termination.  In the event of termination by the Company or Purchaser, or both, pursuant to Section 4.5, written notice thereof shall be given to the other Party or Parties, and this Agreement shall terminate (except that the provisions of Article I, this Section 4.6, Section 4.7, Section 8.8 and Article XII shall survive any such termination and shall be enforceable hereunder), without further action by the Company or the Purchaser.  If this Agreement is terminated as provided herein each Party shall redeliver or destroy all documents, work papers and other material of the other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same; provided that a Party may retain a reasonable number of copies of all such documents, for purposes of actual or potential litigation relating to or as reasonably required by such Party to enforce its rights and remedies under this Agreement and to the extent a Party reasonably believes it is required to do so under any applicable Law, court, regulation or regulatory authority or to comply with existing internal document retention policies.

4.7                                 Effect of Termination.

(a)                                  In the event that this Agreement is validly terminated as provided herein, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination (except that the provisions of Article I, Section 4.6, Section 4.7, Section 8.8 and Article XII shall survive any such termination and shall be enforceable hereunder) and, except as provided herein (including Article XII), such termination shall be without liability to Purchaser or the Company.

(b)                                 Upon the termination of this Agreement pursuant to Section 4.5(a), Section 4.5(b), Section 4.5(c), Section 4.5(d) (other than due to a breach of any representation, warranty, covenant or agreement contained in this Agreement by Purchaser), Section 4.5(e), Section 4.5(g) (other than due to a breach of any representation, warranty, covenant or agreement contained in this Agreement by Purchaser), Section 4.5(h), or, except as set forth below, Section 4.5(i), subject to the conditions and upon the terms set forth in the Escrow Agreement (including the provisions in Section 5(c) thereof regarding resolution of disputes of whether FE is entitled to payment of the FE Escrowed Funds and the Mortgage Lenders are entitled to the payment of the CP Escrowed Funds, if applicable) (i) the Escrow Agent shall release and pay the FE Escrowed Funds and all interest accrued thereon to FE in accordance with the terms of the Escrow Agreement and (ii) (A) if still in effect, the Deposit Commitment Letter shall terminate in accordance with the terms of the Deposit Commitment Letter and (B) if the CP Escrowed Funds have been deposited with the Escrow Agent, the Escrow Agent shall release and pay to each Mortgage Lender its Ratable Share of the CP Escrowed Funds and all interest accrued thereon in accordance with the terms of the Escrow Agreement.

(c)                                  Upon the termination of this Agreement pursuant to Section 4.5(d) (if due to a breach of any representation, warranty, covenant or agreement contained in this Agreement by Purchaser), Section 4.5(f), Section 4.5(g) (if due to a breach of any representation, warranty, covenant or agreement contained in this Agreement by Purchaser), Section 4.5(i)(i) if the SCI Plan is terminated by the Sellers (as defined in the SCI APA) under Section 4.4(f) of the SCI APA, or Section 4.5(i)(ii), if, notwithstanding any material amendment or modification to the SCI Plan, Purchaser acquires the New Opco Acquired Assets (as defined in the SCI Plan), subject to the conditions and upon the terms set forth in the Escrow Agreement (including the provisions in Section 5(b) thereof regarding resolution of disputes of whether the Company is entitled to payment of the FE Escrowed Funds and the CP Escrowed Funds) (i) the Escrow Agent shall release and pay the FE Escrowed Funds and all interest accrued thereon to or at the direction of the Company in accordance with the terms of the Escrow Agreement and (ii) (A) if the Deposit Commitment Letter is still in effect, the Escrow Agent shall accept the Deposit Commitment Funds pursuant to the Deposit Commitment Letter and each Mortgage Lender shall, at the Applicable Time, consent to the transfer following the Applicable Time to the Escrow Agent of such Mortgage Lender’s Ratable Share of the Deposit Commitment Funds and release its liens with respect to the Deposit Commitment Funds to accommodate the transfer of such funds to the Escrow Agent (it being understood and agreed that such Deposit Commitment Funds will be delivered and paid only if and when funds are or have been paid to fund such amounts under the SCI Plan, as contemplated by the Deposit Commitment Letter) and upon receipt by the Escrow Agent of the Deposit Commitment Funds, the Escrow Agent shall distribute such funds and all interest accrued thereon to or at the direction of the Company in accordance the terms of the Escrow Agreement or (B) if the Deposit Commitment Letter has been terminated in accordance with its terms due to the deposit of the CP Escrowed Funds with the Escrow Agent, the Escrow Agent shall release and pay the CP Escrowed Funds and all interest accrued thereon to or at the direction of the Company in accordance with the terms of the Escrow Agreement, and the payment of the CP Escrowed Funds, together with the payment of the FE Escrowed Funds, shall (subject to Section 12.2) constitute the Company’s sole and exclusive remedy hereunder.

(d)                                 Nothing in this Section 4.7 shall relieve the Company of any liability for a breach of this Agreement.  The Company will remain liable for any such breach and Purchaser may seek such remedies, including damages, against the other with respect to any such breach as are provided in this Agreement (including Article XII) or as are otherwise available at law.

(e)                                  The Confidentiality Agreement shall survive any termination of this Agreement in accordance with the terms thereof and nothing in this Section 4.7 shall relieve Purchaser or its Affiliates of their respective obligations under the Confidentiality Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

5.1                                 The Company’s Representations and Warranties.  The Company represents and warrants to Purchaser that the statements contained in this Article V are correct and complete as of the date of this Agreement and as of the Closing Date, except, as expressly set forth in the disclosure schedules delivered by the Company to Purchaser on the date hereof (the “Schedules”).  The information disclosed in any numbered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered section in this Agreement; provided, however, any matter disclosed in a Schedule by the Company shall be deemed to constitute disclosure against any other representation and warranty of the Company to the extent it is reasonably apparent on the face of such disclosure that the matter disclosed is relevant to such other representation and warranty of the Company.

5.2                                 Organization and Good Standing.  The Company is a limited liability corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted.  The Company has delivered to Purchaser true, complete and correct copies of its organizational documents as in effect on the date hereof.

5.3                                 Authorization of Agreement.  The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (the “Company Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Company Documents and the consummation of the transactions contemplated hereby and thereby will be duly authorized by all requisite limited liability company action on the part of the Company prior to the Closing.  This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other Parties hereto and thereto, the approval of the Bankruptcy Court and entry of the Sale Order), this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.4                                 Conflicts; Consents of Third Parties.

(a)                                  Except as set forth on Schedule 5.4(a), none of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Encumbrances upon any of the properties or assets of the Company, under any provision of (i) the certificate of formation and operating agreement of the Company, (ii) any Material Contract to which the Company is a party or by which any of the Purchased Assets is bound or (iii) any applicable Law, except, in the case of clauses (ii) and (iii), where such conflicts, violations, defaults, terminations or cancellations would not, individually and in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                                 Except as set forth on Schedule 5.4(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Entity is required on the part of the Company in connection with (i) the execution and delivery of this Agreement or the Company Documents, the compliance by the Company with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or the taking by the Company of any other action contemplated hereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Material Contract or material Permit of the Company, except for (i) compliance with the applicable requirements of the HSR Act or any other applicable Antitrust Law and (ii) for such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, where the failure of which to be obtained or made would not, individually and in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5                                 Title to Purchased Assets.  Except as set forth on Schedule 5.5, the Company has good and marketable title to, or a valid leasehold interest in, all of the tangible personal property constituting Purchased Assets (other than the Company Real Property and Intellectual Property, representations with respect to which are made in Sections 5.7 and 5.8).  Immediately prior to Closing, the Company will have, and, upon delivery to Purchaser on the Closing Date of the instruments of transfer contemplated by Section 4.2, and subject to the terms of the Sale Order and except as otherwise contemplated in Section 2.6(b), the Company will thereby transfer to Purchaser, good title to, or, in the case of property leased or licensed by the Company, a valid leasehold or licensed interest in, all of the Purchased Assets, free and clear of all Encumbrances, except (a) as set forth on Schedule 5.5, (b) for the Assumed Liabilities, and (c) for Permitted Encumbrances.

5.6                                 Financial Statements.

(a)                                  Schedule 5.6(a) contains a true and complete copy of (i) the audited balance sheet of the Company as of, and statement of income and cash flow for the twelve (12) month periods ending, December 31, 2009 (the “Audited Financial Information”) and (ii) the unaudited balance sheets of the Company as of, and statements of income and cash flow for the three (3) month periods ending, March 31, 2010, June 30, 2010 and September 30, 2010 (collectively, the “Unaudited Financial Information” and together with the Audited Financial Information, the “Financial Information”).  Except as noted therein, the Financial Information was prepared in accordance with GAAP in effect at the time of such preparation applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to the Audited Financial Information and for the lack of normal year-end adjustments, notes, and other presentation items in the Unaudited Financial Information) and fairly presented in all material respects the consolidated financial position and results of operations of the Company as of each such date and for the periods covered thereby.

(b)                                 For the purposes hereof, the audited balance sheet of the Company as of December 31, 2009 is referred to as the “Balance Sheet” and December 31, 2009 is referred to as the “Balance Sheet Date”.

(c)                                  Except as reflected or reserved against in the Balance Sheet or in the notes thereto, there are no Liabilities against, relating to or affecting the Company or any of its assets and properties, other than Liabilities incurred in the Ordinary Course of Business that individually and in the aggregate are not material to the Company.

5.7                                 Real Property.

(a)                                  Schedule 1.1(g) sets forth an accurate and complete list and description of the real property and interests in real property owned in fee by the Company (the “Real Property”).  The Company has fee simple title to the Real Property, free and clear of all Encumbrances, except for (i) Permitted Encumbrances, (ii) the Assumed Liabilities and (iii) other Encumbrances that will be released or discharged at or prior to the Closing.  The Company has not received any written or oral notices that any condemnation, eminent domain or similar proceeding affecting all or any material portion of the Real Property is pending or threatened.  Except as set forth in Schedule 5.7 and other than rights to possession granted to overnight guests at the Property, the Company has not leased or otherwise granted to any person any leasehold interest in any Real Property.

(b)                                 The Company does not lease any real property or interests in real property.

5.8                                 Intellectual Property.  Schedule 1.1(a) sets forth the Intellectual Property registered with the United States Patent and Trademark Office and applications therefor and

Internet domain names (collectively, the “Registered Intellectual Property”) that are owned by the Company and that shall be transferred to Purchaser pursuant to the transactions contemplated by this Agreement.  The Company owns or possesses adequate and enforceable rights to use each item of Registered Intellectual Property set forth in Schedule 1.1(a), and to the Company’s Knowledge, no item of such Registered Intellectual Property is being infringed by any other Person.  To the Knowledge of the Company, the Company has not entered into any contract, taken any action or failed to take any action that gives (or would give, with the delivery of notice or passage of time) a third party any valid claim against any item of Registered Intellectual Property.

To the Knowledge of the Company, neither the Company nor its business operations is infringing any Intellectual Property of any other Person in connection with the conduct of the Casino Business.

5.9                                 Agreements, Contracts and Commitments.

(a)                                  All Contracts that are Material Contracts are listed in Schedule 5.9.

(b)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Material Contracts are valid and binding obligations of the Company, enforceable by the Company in accordance with their respective terms, subject, as to enforcement, to (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether enforcement is sought in equity or at law).

(c)                                  Except as set forth in Schedule 5.9, (i) the Company is not (with or without the lapse of time or the giving of notice, or both) in default under any of the Material Contracts and (ii) to the Knowledge of the Company, no other party to any of the Material Contracts is (with or without the lapse of time or the giving of notice, or both) in default under any of the Material Contracts.

(d)                                 The Company has provided or made available to Purchaser a true and correct copy of all Material Contracts disclosed on Schedule 5.9.

(e)                                  All Contracts that are Affiliate Agreements are listed on Schedule 1.1(b).

5.10                           Litigation; Orders.  Except as set forth in Schedule 5.10, (a) there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its properties or assets (other than the Excluded Assets) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (b) there is no Order outstanding against the Company that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company is not in default under any Order, except for any such default or defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.11                           Environmental Matters.  Except as set forth in Schedule 5.11, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (a) the Company is in compliance with all applicable Environmental Laws, (b) the Company has obtained, maintains and complies in all material respects with all permits, licenses and approvals required under applicable Environmental Laws for its business and operations, (c) in the past three (3) years the Company has not received any written notice with respect to the business of, or any property owned or leased by, the Company from any Governmental Entity or third party alleging that the Company is not in compliance with any Environmental Law or has any material liability under any Environmental Law and (d) to the Knowledge of the Company, the Company has not caused any “release” of a “hazardous substance,” as such terms are defined under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended, on any of the Real Property that requires remediation or investigation under Environmental Laws.  The representations and warranties in this Section 5.11 constitute the sole representations and warranties of the Company concerning environmental matters.

5.12                           Labor Matters.

(a)                                  Except as set forth in Schedule 5.12(a), (i) there are no Collective Bargaining Agreements or employment agreements to which the Company is a party or by which the Company is bound, (ii) to the Knowledge of the Company, there is no labor strike, slowdown, work stoppage or lockout pending or threatened against the Company which would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect and (iii) there is no Legal Proceeding related to the Company’s employment practices pending or, to the Knowledge of the Company, threatened against the Company, that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 Except as set forth in Schedule 5.12(b), to the Company’s Knowledge, the Company has not taken any action, corporate or otherwise, that could reasonably be expected to result in an involuntary termination of employment of a enough Employees (beyond normal turnover) prior to the Closing Date to give rise to any Liability under the WARN Act.

5.13                           Employee Benefits.

(a)                                  Schedule 5.13 sets forth an accurate and complete list of all (i) “employee welfare benefit plans,” within the meaning of Section 3(1) of ERISA; (ii) “employee pension benefit plans,” within the meaning of Section 3(2) of ERISA; and (iii) bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, profit-sharing, pension or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement, unemployment and other material employee benefit plans, programs, agreements and arrangements (whether or not insured) maintained by (i) the Company or (ii) an ERISA Affiliate of the Company for the benefit of employees or former employees of the Company.  The plans, programs, agreements and arrangements described in the preceding sentence are referred to herein individually as a “Company Benefit Plan” or, collectively, as the “Company Benefit Plans.”

(b)                                 With respect to each Company Benefit Plan, the Company has, to the extent applicable, made available to Purchaser a complete copy of:  (i) each Company Benefit Plan; (ii) the most recent Annual Return/Report (Form 5500 Series) document and amendments thereto, if any; (iii) the current summary plan description and any material modifications thereto, if any; (iv) the most recent annual financial and/or actuarial report, if any; and (v) the most recent determination letter from the IRS, if any.

(c)                                  No Company Benefit Plan is a “qualified plan” within the meaning of Section 401(a) of the Code.

(d)                                 Except as set forth in Schedule 5.13, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could reasonably be expected (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company.

(e)                                  No Company Benefit Plan is subject to Title IV of ERISA.  No Purchased Assets are subject to any lien under the Code or ERISA with respect to any “employee benefit plan” as set forth in Section 3(3) of ERISA that is sponsored or maintained by the Company or any of its ERISA Affiliates.  No ERISA Affiliate of the Company maintains or otherwise has any liability with respect to an employee benefit plan that is subject to Title IV of ERISA.

(f)                                    No Company Benefit Plan is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) that provides or would provide benefits to or on behalf of any current or former employee following retirement or other termination of employment (other than to the extent required by Section 4980B of the Code).

5.14                           Financial Advisors.  Except as set forth on Schedule 5.14, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement and no Person acting on behalf of the Company is entitled to any fee or commission or like payment from Purchaser in respect thereof.  The Company shall be liable for any fees paid to any Persons in connection with any arrangement set forth on Schedule 5.14.

5.15                           Permits; Compliance with Laws.  The Company holds all permits, findings of suitability, licenses, orders and approvals of all Governmental Entities (including all authorizations under Gaming Laws) (collectively, “Permits”), necessary to conduct the Casino Business in the manner in which it is currently conducted, except for such Permits, the failure of which to hold, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of which is in full force and effect in all material respects, and, except as set forth on Schedule 5.15, to the Company’s Knowledge, no event has occurred that permits, or upon the giving of notice or passage of time or both, would permit revocation, non-renewal, modification, suspension, limitation or termination of any Permit of the Company that currently is in effect, the loss of which, either individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect.  Except as set forth on Schedule 5.15, the Company is in compliance with the terms of its Permits, except for such failures to comply which would not, individually and in the aggregate, be reasonably likely to have a Material Adverse Effect.  To the Company’s knowledge, and except as set forth in Schedule 5.15, the businesses conducted by the Company are not being conducted in violation of any applicable Law of any Governmental Entity (including any Gaming Laws or labor Laws), except for possible violations which, individually and in the aggregate, do not and would not be reasonably likely to have a Material Adverse Effect.  Except as set forth on Schedule 5.15, the Company has not received a notice of any investigation or review by any Governmental Entity with respect to the Company or the Casino Business that is pending, and, to the Knowledge of the Company, no investigation or review is threatened, nor has any Governmental Entity indicated any intention to conduct the same, other than those the outcome of which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

5.16                           Taxes.

(a)                                  The Company is a partnership for federal income tax purposes.

(b)                                 (i) With respect to the Company and its assets and Liabilities, all Tax Returns required to be filed during the five (5) year period preceding the Closing Date were or will be timely filed and all such Tax Returns are true, complete and correct in all material respects; and (ii) all Taxes required by Law to be paid have been timely paid.

(c)                                  There is no action, suit, proceeding, investigation, audit, written claim or assessment pending or, to the Knowledge of the Company, proposed with respect to Taxes of the Company or its assets and Liabilities, and the Company has not received any written notice from any taxing authority or Governmental Entity that it intends to conduct an audit or investigation.

(d)                                 There are no waivers or extensions of, or agreements that have the effect of waiving or extending, any applicable statute of limitations for the assessment or collection of Taxes with respect to any Tax Return regarding the Company or its assets and Liabilities that remain in effect.

(e)                                  The Company has complied in all material respects with all Laws relating to the payment and withholding of any and all Taxes and all such withholding Taxes have been or shall be duly and timely paid to the proper taxing authority or Governmental Entity.

5.17                           Bankruptcy Notices.  Subject to the entry of the Sale Order and any order approving the assumption and assignment of the Assumed Agreements, the Company will make commercially reasonable efforts to comply with all requirements of the Bankruptcy Code and Federal Rules of Bankruptcy Procedure in connection with obtaining approval of the sale of the Purchased Assets (including the assumption and assignment to Purchaser of any Assumed Agreements) to Purchaser pursuant to this Agreement.

5.18                           Sufficiency of Assets.  The Purchased Assets, together with the services contemplated under the Transition Services Agreement and the rights under the License Agreement, are sufficient for Purchaser to conduct the Casino Business in all material respects from and after the Closing Date without interruption and in the Ordinary Course of Business as it has been conducted by the Company.

5.19                           No Other Representations or Warranties; Schedules.  (a) Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto), neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company, the Casino Business, the Purchased Assets (including the value, condition or use of any Purchased Asset), the Assumed Liabilities or the transactions contemplated by this Agreement, and the Company disclaim any other representations or warranties, whether made by the Company, any Affiliate of the Company or any of their respective officers, directors, employees, agents or representatives.  Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto), the Company (i) expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute or otherwise, relating to the condition of the Purchased Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of the probable success or profitability of the ownership, use or operation of the Purchased Assets by Purchaser after the Closing), and (ii) disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Purchaser or its Affiliates or representatives (including any opinion, information, projection or advice that may have been or may be provided to Purchaser by any director, officer, employee, agent, consultant or representative of the Company or any of its Affiliates).  The Company makes no representations or warranties to Purchaser regarding the probable success or future profitability of the Casino Business.  The disclosure of any matter or item in any Schedule hereto shall not be deemed in and of itself to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would result in a Material Adverse Effect.

(b)                                 In connection with Purchaser’s review of the Company and the Purchased Assets, Purchaser has received or may receive from the Company certain projections, forward-looking statements and other forecasts and certain business plan information.  Purchaser acknowledges that (i) there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, (ii) Purchaser is familiar with such uncertainties, (iii) Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and (iv) Purchaser shall have no claim against the Company with respect thereto.  Accordingly, Purchaser acknowledges that the Company makes no representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

6.1                                 Purchaser’s Representations and Warranties.  Purchaser represents and warrants to the Company that the statements contained in this Article VI are correct and complete as of the date of this Agreement and as of the Closing Date, except as expressly set forth in (i) this Article VI and (ii) the disclosure schedules delivered by Purchaser to the Company on the date hereof (the “Purchaser Schedules”).  The information disclosed in any numbered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered section in this Agreement; provided, however, any matter disclosed in a Purchaser Schedule by Purchaser shall be deemed to constitute disclosure against any other representation and warranty of Purchaser to the extent it is readily apparent on the face of such disclosure that the matter disclosed is relevant to such other representation and warranty of Purchaser.

6.2                                 Organization and Good Standing; Ownership.

(a)                                  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted.

(b)                                 Purchaser is either directly or indirectly owned by Station Casinos LLC.

6.3                                 Authorization of Agreement; No Vote Required.  Purchaser has full power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated by this Agreement (the “Purchaser Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly authorized by all requisite limited liability company action and executed and delivered by Purchaser, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).  Except as may have already been obtained, no vote of the Board of Directors for similar governing body), equity holders or investment committee of Purchaser or any of its Affiliates is required by law, applicable organizational documents or otherwise in order for Purchaser to duly consummate the transactions contemplated by this Agreement.

6.4                                 No Knowledge of Misrepresentations or Omissions.  As of the date of this Agreement, neither Purchaser nor any of the Purchaser Knowledge Persons has any actual knowledge (i) that any representation or warranty of the Company contained in this Agreement or any Ancillary Agreement is not true and correct in all material respects or (ii) of any material errors in, or material omissions from the Schedules.  Each of the Purchaser Knowledge Persons shall be presumed to have reviewed and understood such representations, warranties and Schedules.

6.5                                 Conflicts; Consents of Third Parties.

(a)                                  None of the execution and delivery by Purchaser of this Agreement or the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of formation and operating agreement of Purchaser, (ii) any contract or Permit to which Purchaser is a party or by which Purchaser or its properties or assets is bound or subject to or (iii) any applicable Law, other than, in the case of clauses (ii) and (iii), such conflicts, violations, defaults, terminations or cancellations as would not reasonably be expected to have an adverse effect on the ability of Purchaser to perform its obligations under this Agreement or the Purchaser Documents or to consummate the transactions contemplated hereby or thereby.

(b)                                 Except as set forth on Schedule 6.5(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Entity is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or the taking by Purchaser of any other action contemplated hereby, or for Purchaser to conduct the Casino Business, except for compliance with the applicable requirements of the HSR Act or any other applicable Antitrust Law, and except to the extent the same would not reasonably be expected to have an adverse effect on the ability of Purchaser to perform its obligations under this Agreement or the Purchaser Documents or to consummate the transactions contemplated hereby or thereby.

6.6                                 Litigation.  There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, or to which Purchaser is otherwise a party before any Governmental Entity, which, if adversely determined, would reasonably be expected to have an adverse effect on the ability of Purchaser to perform its obligations under this Agreement or the Purchaser Documents or to consummate the transactions hereby or thereby.  Purchaser is not subject to any Order of any Governmental Entity except to the extent the same would not reasonably be expected to have an adverse effect on the ability of Purchaser to perform its obligations under this Agreement or the Purchaser Documents or to consummate the transactions contemplated hereby or thereby.

6.7                                 Financial Advisors.  No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person acting on behalf of Purchaser is entitled to any fee or commission or like payment from the Company in respect thereof.

6.8                                 Financial Capability; Financing Commitments.

(a)                                  Purchaser (i) has, and at Closing shall have, sufficient financial resources, taking into account the Financing Commitments, available to pay the Purchase Price and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement, and (ii) has, and at Closing shall have, the resources and capabilities (financial or otherwise) to perform its obligations hereunder.

(b)                                 Purchaser’s financial resources include written commitments for equity and debt financing (the “Financing Commitments”) for the financing (which financing may include or be comprised exclusively of, without limitation, debt or equity financing to be provided by third parties, the “Financing”) reasonably necessary to consummate the transactions contemplated hereby.  Purchaser has provided true, accurate and complete copies of such Financing Commitments to the Company.  Neither Purchaser nor any of its Affiliates has made any material misrepresentation in connection with obtaining such Financing Commitments.  None of the Financing Commitments has been amended, modified or terminated prior to the date of this Agreement, and the respective commitments contained in the Financing Commitments have not been modified, withdrawn or rescinded in any respect.  As of the date hereof, the Financing Commitments, if in the form of Contracts, are in full force and effect and no event has occurred which, with or without notice, lapse of time (other than the expiration of the term thereof) or both, would constitute a default on the part of Purchaser or any of its Affiliates under any of the Financing Commitments.

(c)                                  The Deposit Commitment Letter is valid, binding and enforceable, and the parties thereto have been duly authorized to perform their obligations thereunder, except, to the extent necessary or appropriate, by Order of the Bankruptcy Court.

6.9                                 Licensability of Purchaser and Principals.  Schedule 6.9 sets forth a list of each Affiliate of Purchaser that will be required to be licensed, found suitable or qualified under all applicable Gaming Laws in order to own or operate the Casino Business.  Neither Purchaser nor any of its current representatives or Affiliates has been denied, or had revoked, a gaming license by a Governmental Entity or Gaming Authority.  Purchaser and each of its applicable representatives and its Affiliates are in good standing and are licensed, suitable and qualified under all applicable Gaming Laws in each of the jurisdictions in which Purchaser or any of its Affiliates owns or operates gaming facilities.  There are no facts, which if known to any Gaming Authority, would (a) be reasonably likely to result in the delay, denial, revocation, limitation or suspension of a gaming license currently held, or which may be sought pursuant to, or in connection with the transactions contemplated by, this Agreement, by Purchaser or any of its Affiliates or (b) be reasonably likely to result in a negative outcome in connection with any finding of suitability or similar qualification proceedings currently pending, or under any future suitability or similar qualification proceedings necessary for the consummation of this Agreement or any transaction contemplated hereby, including with respect to Purchaser or any of its Affiliates or any of their respective officers, directors, key employees or Persons performing management functions similar to an officer, partner or limited partner under any Gaming Laws.

6.10                           Compliance with Gaming Laws.

(a)                                  Neither Purchaser nor any of its Affiliates has received written notice of any material investigation or review by any Governmental Entity under any Gaming Law with respect to Purchaser or any of its Affiliates that is unresolved, and, to the knowledge of Purchaser, no such investigation or review is threatened, nor has any Governmental Entity indicated any intention to conduct the same.

(b)                                 To the knowledge of Purchaser, there are no facts, which if known to the Gaming Authorities, will or would reasonably be expected to result in the revocation, limitation or suspension of an existing material license, finding of suitability or similar qualification, registration, permit or approval of Purchaser or any of its Affiliates, or any of their respective officers, directors, key employees or Persons performing management functions similar to an officer, partner or limited partner under any Gaming Laws or a denial of an application for the any such Gaming Approval.  None of Purchaser, its Affiliates or any officer, director, key employee or Person performing any management functions similar to an officer or partner of Purchaser or its Affiliates, has suffered a suspension or revocation of any license held under any applicable Gaming Laws or a denial of an application for the same.

6.11                           Purchased Assets “AS IS”; Purchaser’s Acknowledgment and Investigation.  Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that the Company is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in Article V (as modified by the Schedules thereto), and Purchaser acknowledges and agrees that, except for the representations and warranties contained therein, the Purchased Assets and the Casino Business will, should the Closing occur, be transferred on a “WHERE IS” and, as to condition, “AS IS” basis.  Purchaser agrees, warrants, and represents that, except as set forth in the representations and warranties of the Company contained in Article V of this Agreement, Purchaser has relied, and shall rely, solely upon Purchaser’s own investigation of all such matters, and that Purchaser assumes all risks with respect thereto.  EXCEPT AS SET FORTH IN THIS AGREEMENT, THE COMPANY MAKES NO EXPRESS WARRANTY, NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, NOR ANY IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES OR THE PURCHASED ASSETS.  Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of the Company set forth in Article V (as qualified by the Schedules thereto).  Purchaser further represents that neither the Company nor any of its Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, the Casino Business, the Purchased Assets, the Assumed Liabilities or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and neither the Company nor any of its Affiliates or any other Person will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser or its representatives or Purchaser’s use of, any such information, including any confidential memoranda distributed on behalf of the Company relating to the Casino Business or other publications or data room information provided to Purchaser or its representatives, or any other document or information in any form provided to Purchaser or its representatives in connection with the sale of the Casino Business and the transactions contemplated hereby.  Purchaser represents that it is a sophisticated entity that was advised by knowledgeable counsel and other advisors and hereby acknowledges that has conducted its own independent investigation of the Casino Business, the Purchased Assets and the Assumed Liabilities.  In making its determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied solely on the results of its own independent investigation and the express representations and warranties of the Company in this Agreement and the Schedules.  Purchaser has been furnished with and has had access to all such information concerning the Company and its respective assets, properties and liabilities as Purchaser considers relevant in connection with its determination to enter into this Agreement and to consummate the transactions contemplated hereby.  Without limiting the foregoing in any respect, Purchaser acknowledges that the Purchase Price has been negotiated based on Purchaser’s express agreement that there would be no contingencies (financial or otherwise) to Closing other than the conditions set forth in Article X.

ARTICLE VII
BANKRUPTCY COURT MATTERS

7.1                                 Actions of the Company.

(a)                                  The Company acknowledges that Purchaser and its affiliates have devoted and will devote substantial time and have incurred and will incur significant out-of-pocket expenses in connection with this Agreement and the transactions contemplated thereby.  To induce Purchaser to incur such time and expenses, the Company hereby agrees that from and after the date of signing of this Agreement by the Company and Purchaser and until the Closing Date, except as contemplated by this Agreement, the Company will not, and will not permit its Affiliates, directors, officers, employees, advisors or agents (A) initiate, solicit, negotiate or accept any inquiries, proposals or offers (whether initiated by them or otherwise) with respect to (i) the acquisition of any shares of capital stock or any other voting securities or debt securities of the Company or any interests therein, (ii) the acquisition of all or a material portion of the assets and properties of the Company or interests therein, (iii) the merger, consolidation or combination of the Company, (iv) the financing or refinancing of the Company, (v) the liquidation, dissolution or reorganization of the Company or (vi) the acquisition, directly or indirectly, by the Company of capital stock or assets and properties of any other Person (any of the foregoing clauses (i) through (vi), a “Potential Transaction”), or (B) enter into any contract, agreement or arrangement with any Person, concerning or relating to a Potential Transaction.

(b)                                 The Company acknowledges that this Agreement is the culmination of an extensive process undertaken by the Company to identify and negotiate a transaction with a bidder who was prepared to pay the highest and/or best purchase price for the Purchased Assets while assuming or otherwise satisfying the Assumed Liabilities to maximize the value of those assets.

(c)                                  The Company shall use its reasonable best efforts to have the Bankruptcy Court enter the Sale Order.  Furthermore, the Company shall use its reasonable best efforts to obtain any other approvals or consents from the Bankruptcy Court that may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(d)                                 Notwithstanding anything to the contrary in this Agreement, the Company’s Transaction Committee may discuss unsolicited inquiries, proposals and offers for Potential Transactions, and if necessary may apply to the Bankruptcy Court for authority to negotiate and present to the Bankruptcy Court such Potential Transactions, provided that in each case the Company’s Transaction Committee reasonably believes in good faith that such action (i) would result in a transaction more favorable to the Company’s stakeholders from a financial point of view and (ii) based on the advice of its legal advisors, is required in order to comply with its fiduciary duties under law.

7.2                                 Purchaser Actions.  Purchaser agrees that it will promptly take any and all such actions as are reasonably requested by the Company from time to time to assist in obtaining the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code.

7.3                                 Adequate Assurances.  With respect to each Assumed Agreement, Purchaser shall use commercially reasonably efforts to provide adequate assurance of the future performance of such Assumed Agreement by Purchaser.

7.4                                 Sale Order.  The Sale Order shall be acceptable to Purchaser in form and substance and, among other provisions required by Purchaser, shall:

(a)                                  approve this Agreement and the transactions contemplated hereby in all respects;

(b)                                 find that, as of the Closing Date, the transactions contemplated by this Agreement effect a legal, valid, enforceable and effective sale and transfer of the Purchased Assets required to be sold to Purchaser on the Closing Date and shall vest Purchaser with valid title to the Purchased Assets, and valid, record, marketable and insurable title to the Land free and clear of all Encumbrances except (a) as set forth on Schedule 5.5, (b) for the Assumed Liabilities, and (c) for Permitted Encumbrances;

(c)                                  find that the total consideration provided by Purchaser for the Purchased Assets is the highest and best offer received by the Company, is a fair and reasonable price for the Purchased Assets, and the Purchase Price constitutes reasonably equivalent value, fair consideration and fair value under applicable state and federal law;

(d)                                 find that the transactions contemplated by this Agreement are in the best interests of the Company and its estate, are undertaken by Purchaser and the Company at arm’s length and in good faith, such parties are entitled to the protections of Section 363(m) of the Bankruptcy Code, satisfy the provisions of Section 363(f) of the Bankruptcy Code, and that Purchaser is not an “insider” of the Company, as that term is defined in section 101(31) of the Bankruptcy Code, and is a good faith purchaser of the Purchased Assets pursuant to Section 363(m) of the Bankruptcy Code;

(e)                                  approve any other agreement to the extent provided by this Agreement;

(f)                                    find that the Company gave good and sufficient notice of the assumption and assignment of the Assumed Agreements and all Assumed Agreements shall be assumed by the Company and assigned to Purchaser pursuant to Section 365 of the Bankruptcy Code;

(g)                                 provide that transactions contemplated by this Agreement do not constitute a fraudulent transfer under the Bankruptcy Code or any similar law of the United States, and state, territory possession thereof, or the District of Columbia, and that the Purchaser will not have any successor or transferee liability for liabilities of the Company (whether under federal or state law or otherwise) as a result of the sale of the Purchased Assets;

(h)                                 authorize and direct the Company to consummate the transactions contemplated hereby;

(i)                                     enjoin any person or entity with notice thereof from interfering with Purchaser’s use and enjoyment of the Purchased Assets; and

(j)                                     provide that any and all valid liens and other interests in the Purchased Assets other than (i) as set forth on Schedule 5.5, (ii)  the Assumed Liabilities, and (iii) for Permitted Encumbrances, shall attach to the proceeds of the sale of the Purchased Assets to Purchaser.

7.5                                 Support of Sale Order.  The Company and Purchaser shall not, without the prior written consent of the other party, file, join in, or otherwise support in any manner whatsoever any motion or other pleading relating to the sale of the Purchased Assets hereunder, other than in support of this Agreement.  In the event the entry of the Sale Order shall be appealed, the Company and Purchaser shall use their respective reasonable best efforts to defend against such appeal.

7.6                                 Assignment of Contracts.

(a)                                  The Company and Purchaser shall use commercially reasonable efforts to have included in the Sale Order an authorization for the Company to assume and assign or otherwise transfer to Purchaser all Assumed Agreements.  Without limiting the foregoing, the Company shall use commercially reasonable efforts to ensure that the Sale Order provides that:  (i) all right, title, and interest of the Company under each of the applicable Assumed Agreements shall, upon Closing, be transferred and assigned to and fully and irrevocably vest in Purchaser; (ii) each Assumed Agreement is in full force and effect; (iii) the Company may assume each Assumed Agreement and may assume each Assumed Agreement that is an executory contract or an unexpired lease pursuant to Section 365 of the Bankruptcy Code; (iv) the Company may assign each Assumed Agreement to Purchaser, pursuant to Section 365 of the Bankruptcy Code or otherwise, free and clear of all Encumbrances (other than Permitted Encumbrances) and any provisions in any such Assumed Agreement that purport to prohibit or condition the assignment of such contract or lease constitute unenforceable anti-assignment provisions that are void and of no force or effect; (v) all other requirements and conditions of Section 365 of the Bankruptcy Code for the assumption by the Company and assignment to Purchaser of each Assumed Agreement that is an executory contract or an unexpired lease have been satisfied; (vi) upon Closing, in accordance with Section 365 of the Bankruptcy Code with respect to Assumed Agreements that are executory contracts or unexpired leases, Purchaser shall be fully and irrevocably vested in all right, title, and interest in each Assumed Agreement and that following the Closing, each such contract or lease shall remain in full force and effect; (vii) the assignment of each Assumed Agreement to Purchaser is in good faith under Sections 363(b) and 363(m) of the Bankruptcy Code; and (viii) the Company gave due and proper notice of such assumption and assignment to each counterparty to an Assumed Agreement.

(b)                                 At Closing, pursuant to Section 363 of the Bankruptcy Code (and Section 365 with respect to Assumed Agreements that are executory contracts or unexpired leases), the Company shall assume, assign and sell to Purchaser and Purchaser shall assume and purchase from the Company, the Assumed Agreements.

ARTICLE VIII

PRE-CLOSING COVENANTS AND AGREEMENTS

8.1                                 Access to Information.  The Company agrees that, prior to the Closing Date, Purchaser and its officers, employees and representatives (including its legal advisors and accountants), shall have reasonable access to the properties, businesses and operations of the Casino Business, the Purchased Assets and the Assumed Liabilities.  Access to the properties shall be conducted during regular business hours, upon reasonable advance notice, under reasonable circumstances and subject to the supervision of the Company (including a Company escort, if the Company so determines).  The Company shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company to cooperate with Purchaser and Purchaser’s representatives, and Purchaser and its representatives shall cooperate with the Company and its representatives and shall not disrupt the Casino Business.  Notwithstanding the foregoing, Purchaser will not contact any employee, customer or supplier of the Company or the Casino Business with respect to this Agreement without the prior written consent of the Company.  Purchaser agrees to repair at its sole cost any damage to the Real Property or any of the Purchased Assets or the Excluded Assets caused by Purchaser’s or its Affiliates’ examination.  The Company shall consult with Purchaser reasonably in advance of the filing of, and give Purchaser reasonable opportunity to comment on, all pleadings, motions, notices, statements, schedules, applications, reports and other papers filed (i) by the Company in the Bankruptcy Case and (ii) in any other judicial or administrative proceeding by or relating to the Company as Purchaser may reasonably request.

8.2                                 Conduct of the Business Pending the Closing.

(a)                                  Prior to the Closing, subject to any obligations as debtor and debtor in possession under the Bankruptcy Code (including the prosecution of the Bankruptcy Case) and except (i) as required by applicable Law, (ii) as otherwise expressly contemplated by this Agreement, or (iii)  with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall:

(i)                                     conduct the Casino Business only in the Ordinary Course of Business;

(ii)                                  use its commercially reasonable efforts to (A) preserve its present business operations, organization (including, without limitation, management and the sales force) and goodwill of the Company and (B) preserve the present relationships with Persons having business dealings with the Company (including without limitation customers and suppliers);

(iii)                               maintain (A) all of the assets and properties of the Company in their current condition, ordinary wear and tear excepted and (B) insurance upon all of the assets and properties of the Company in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(iv)                              (A) maintain the books, accounts and records of the Company and its in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations applicable to the operation of the Company;

(v)                                 comply in all material respects with applicable Laws, including, without limitation, Gaming Laws; and

(vi)                              not take any action which would materially and adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement.

(b)                                 Except as otherwise expressly contemplated by this Agreement or with the prior written consent of Purchaser, the Company shall not:

(i)                                     (A) materially increase the annual level of compensation of any employee of the Company, (B) increase the annual level of compensation payable or to become payable by the Company to any of its executive officers, (C) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant, (D) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or otherwise modify or amend or terminate any such plan or arrangement or (E) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company is a party or involving a director, officer or employee of the Company in his or her capacity as a director, officer or employee of the Company;

(ii)                                  make any loan or advance to any Person or incur or assume any Indebtedness, other than casino credit lines to customers of the Casino Business in the Ordinary Course of Business;

(iii)                               make or rescind any election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable Law or GAAP, make any material change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Returns;

(iv)                              subject to any lien or otherwise encumber or permit, allow or suffer to be encumbered, any material portion of the properties or assets (whether tangible or intangible) of the Company;

(v)                                 enter into or agree to enter into any merger or consolidation with, any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;

(vi)                              cancel or compromise any material debt or claim or waive or release any material right of the Company;

(vii)                           enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization;

(viii)                        enter into any transaction or enter into, modify or renew any Contract which by reason of its size or otherwise is not in the Ordinary Course of Business;

(ix)                                enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Casino Business, or the ability of Purchaser, to compete with or conduct any business or line of business in any geographic area;

(x)                                   terminate, amend, restate, supplement or waive any rights under any (A) Material Contract, Real Property lease, Intellectual Property licenses or (B) Permit;

(xi)                                amend the organizational documents of the Company; or

(xii)                             agree to do anything prohibited by this Section 8.2 or anything which would make any of the representations and warranties of the Company in this Agreement untrue or incorrect in any material respect.

8.3                                 Certain Financing Matters.  (a)  Purchaser will use its commercially reasonable efforts to take, or cause to be taken, all actions necessary or advisable to satisfy on a timely basis all conditions applicable to the Financing that are within its control and, upon satisfaction of such conditions, to obtain the Financing, including using its commercially reasonable efforts to (x) satisfy on a timely basis all terms, covenants and conditions set forth in the Financing Commitments; (y) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Financing Commitments; and (z) consummate the Financing on the terms and conditions set forth in the Financing Commitments at or prior to Closing.  Purchaser shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange the Financing.  If any Financing Commitments shall be terminated or cease to be available for any reason, or if any notice of termination shall be given thereunder, Purchaser will use its commercially reasonable efforts to secure alternative financing upon terms that are not less favorable to Purchaser than those set forth in the Financing Commitments as in effect on the date of this Agreement (any such alternative financing arrangement, the “Alternative Financing”). References to the Financing in this Section 8.3 shall include any Alternative Financing (and the new financing commitment related thereto) entered into in accordance with this Section 8.3.

(b)  In order to assist with obtaining the Financing, the Company shall provide such assistance and cooperation as Purchaser and its Affiliates may reasonably request, including, but not limited to, commercially reasonable cooperation in the preparation of any offering memorandum or similar document, cooperating with initial purchasers, lenders, placements agents or arrangers, making senior management of the Company reasonably available for customary “roadshow” and lender presentations and cooperation with prospective lenders in performing their due diligence, entering into customary agreements with underwriters, initial purchasers or placement agents, performing environmental assessments, and entering into pledge and security documents, other definitive financing documents or other requested certificates or documents, including a customary certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants, legal opinions and real estate title documentation.

(c)  The debt financing sources under the Financing Commitments (and their respective Affiliates and their and their respective Affiliates’ officers, directors, employees, shareholders, representatives and agents) (collectively, the “Debt Financing Sources”) shall not have any Liability to the Company under this Agreement or any transaction contemplated hereby.

8.4                                 Regulatory Approvals.

(a)                                  Purchaser and the Company shall cooperate with each other and use commercially reasonable efforts to (and, with respect to the Gaming Laws shall use commercially reasonable efforts to cause their respective directors and officers to) promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Gaming Approvals, and to comply (and, with respect to the Gaming Laws, to cause their respective directors and officers to comply) with the terms and conditions of all such Gaming Approvals.  Purchaser and its Affiliates, directors and officers shall (i) promptly following the commencement of the Bankruptcy Case, file all required initial applications and documents in connection with obtaining the Gaming Approvals under the Gaming Laws, (ii) as soon as reasonably practicable after the date hereof file all required initial applications and documents in connection with all Governmental Approvals other than those required under clause (i), and (iii) diligently and promptly respond thereafter to additional requests and comments therewith and pursue all such Governmental Approvals as promptly as possible.  The Parties acknowledge that this Agreement and the transactions contemplated hereby are subject to the review and approval of the Gaming Authorities.  Each of the Company and Purchaser shall have the right to reasonably consult with the other on, in each case subject to applicable Laws relating to the exchange of information (including Gaming Laws), all the information relating to the other Person and any of its Affiliates that appears in any filing made with, or written materials submitted to, any third Person or Gaming Authority in connection with the transactions contemplated by this Agreement.  Without limiting the foregoing, each of the Company and Purchaser (the “Notifying Party”) shall notify the other Party promptly of the receipt of comments or requests from any Gaming Authority relating to the Gaming Approvals and shall supply the other Party with copies of all correspondence between the Notifying Party or any of its representatives and the Gaming Authority with respect to the Gaming Approvals; provided, however, that neither the Company nor Purchaser shall be required to supply the other Party with copies of communications relating to the personal applications of individual applicants (except for evidence of filing) or with any documents that are the subject of a confidentiality agreement barring the same; provided further that each of the Company and Purchaser shall promptly notify the other Party upon receiving any communication from the Gaming Authority that causes such Party to reasonably believe that there is a reasonable likelihood that such Gaming Approval from such Gaming Authority will not be obtained or that the receipt of any such Gaming Approval will be materially delayed.

(b)                                 Prior to Closing, each of the Company and Purchaser shall use its commercially reasonable efforts to (i) obtain all other Permits of all Governmental Entities and all other Persons required to be obtained by Purchaser to effect the transactions contemplated by this Agreement and (ii) take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper, consistent with applicable Law, to consummate and make effective in an expeditious manner the transactions contemplated hereby.

(c)                                  If necessary, Purchaser and the Company shall (i) make or cause to be made all filings required of each of them or any of their respective subsidiaries or Affiliates under the HSR Act or other Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable, (ii) comply at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents or other materials received by each of them from the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”), in respect of such filings or such transactions, (iii) seek early termination of filings under the HSR Act, and (iv) cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division, or other Governmental Entity under any Antitrust Laws with respect to any such filing or any such transaction.  Purchaser and the Company shall each be responsible for paying one-half of the filing fees required to be paid by under the HSR Act and other Antitrust Laws in connection with such filings.  Each such Party shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement.  Each such Party shall promptly inform the other Parties of any material oral communication with any Governmental Entity regarding any such filings or any such transactions.  No Party hereto shall independently participate in any formal meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry without giving the other Party prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate.  Subject to applicable Law, the Parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under the HSR Act or other Antitrust Laws.  The Company and Purchaser may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.4 as “outside counsel only.”  Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient, unless express written permission is obtained in advance from the source of the materials (the Company or Purchaser, as the case may be).

(d)                                 Each of Purchaser and the Company shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”).  In connection therewith, if any Legal Proceeding is instituted (or threatened in writing to be instituted) challenging that any transaction contemplated by this Agreement is in violation of any Antitrust Law, each of Purchaser and the Company shall cooperate and use its commercially reasonable efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all reasonably available avenues of administrative and judicial appeal and all reasonably available legislative action, unless either Purchaser or the Company reasonably decides that litigation is not in its best interests.  Each of Purchaser and the Company shall use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement.  Notwithstanding any other provision herein, in no event will Purchaser or any of its Affiliates be required hereunder or otherwise (i) to agree to any hold-separate, divestiture or other order, decree or restriction on the Casino Business or any other business of Purchaser or its Affiliates, the conduct thereof or future transactions or (ii) to pay any amount or agree to any action to obtain any consent or approval required or contemplated hereby.

8.5                                 Further Assurances.  Each of the Company and Purchaser shall use its commercially reasonable efforts to (a) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement; and, in connection with the foregoing, respond to inquiries from the other Party regarding the status of such actions or conditions.

8.6                                 Confidentiality.  Purchaser acknowledges that the Confidential Information (as defined in the Confidentiality Agreement) provided to it and its Agents (as defined in the Confidentiality Agreement) in connection with this Agreement (including under Section 8.1) and the contemplation and consummation of the transactions contemplated hereby, is subject to the terms of the confidentiality agreement previously dated as of June 25, 2010, entered into between Fertitta Gaming LLC and the Company (the “Confidentiality Agreement”).  Effective upon, the Closing, the Confidentiality Agreement shall terminate.

8.7                                 Preservation of Records.  For a period ending on the later of (a) the closing of the Bankruptcy Case and (b) seven (7) years after the Closing Date (or such longer period as may be required by any Governmental Entity or ongoing claim), to the extent allowed by applicable Law, Purchaser shall allow the Company (including, for clarity, any trustee for the estate of the Company, any trust plan administrator or other entity established under a chapter 11 plan of the Company or any other successor of the Company) and any of its directors, officers, employees, counsel, representatives, accountants and auditors, at the Company’s sole cost and expense, reasonable access during normal business hours, and upon reasonable advance notice, to all employees and files of Purchaser and any books and records and other materials included in the Purchased Assets relating to periods prior to the Closing Date in connection with the general business purposes of the Casino Business, whether or not relating to or arising out of this

Agreement or the transactions contemplated hereby, including the preparation of Tax Returns, amended Tax Returns or claims for refund (and any materials necessary for the preparation of any of the foregoing), financial statements for periods ending on or prior to the Closing Date, the management and handling of any audit, investigation, litigation or other proceeding), and complying with the rules and regulations of the IRS, the Commission or any other Governmental Entity, provided that commencing one (1) year following the Closing Date, Purchaser may dispose of books and records and other materials that are the subject of this Section 8.7 after it gives the Company a reasonable opportunity, at the Company’s expense, to segregate and remove such books and records and other materials as the Company may select.  Purchaser hereby agrees that it shall use its commercially reasonable efforts to make Transferred Employees available to participate in any claim, litigation or investigation brought by any Governmental Entity or any other Person against the Company or any of its Affiliates or any former officer, director, or employee of the Company to the extent that such participation has been requested by the Company or any of its Affiliates or any Governmental Entity.

8.8                                 Publicity.  Except as required by Law or any filings by the Company or its Affiliates with the Bankruptcy Court or the Commission, neither the Company nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party hereto, which approval will not be unreasonably withheld or delayed, provided that the Party intending to make any such release it deems required by Law shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other Party with respect to the text thereof.

8.9                                 Supplementation and Amendment of Schedules.  From time to time prior to Closing, the Company shall have the obligation to supplement or amend its Schedules with respect to any matter hereafter arising or discovered after the delivery of the Schedules pursuant to this Agreement that, if existing or known at, or occurring prior to, the date hereof, would have been required to be set forth or described in such Schedules.  Any such supplement or amendment shall have no effect on the representations and warranties, covenants or agreements contained in this Agreement for the purposes of determining satisfaction of any condition herein or shall in any way limit Purchaser’s rights under this Agreement.

8.10                           Payment of Restructuring Fee.  No later than the fifth (5th) Business Day following the date on which not less than (i) a majority of the lenders under the First Lien Credit Agreement and (ii) two-thirds of the First Lien Credit Agreement Claims, each as determined pursuant to the First Lien Credit Agreement, have entered into that certain First Lien Lender Plan Support Agreement, the Company shall deliver an amount equal to $5,000,000 by wire transfer of immediately available funds to an account designated by the First Lien Credit Agreement Agent in accordance with the terms of the First Lien Lender Plan Support Agreement.

8.11                           Payment of Ticking Fee.

(a)  If the Closing has not occurred by April 30, 2011, then as of May 1, 2011 an amount equal to $750,000 (the “May Ticking Fee”) shall be added to the Purchase Price, and (b) if the Closing has not occurred by May 31, 2011, then as of June 1, 2011 an amount equal to $1,000,000 (the “June Ticking Fee”) shall be added to the Purchase Price.

8.12                           Payment of Gaming Delay Extension Fee.  If the Closing has not occurred by June 30, 2011 and Purchaser elects to extend the Termination Date pursuant to Section 4.5(b), then as of July 1, 2011, an amount equal to the product of (a) the number of days included in the extension period elected by the Purchaser times (b) $33,333.33 shall be added to the Purchase Price (the “Gaming Delay Extension Fee”).

ARTICLE IX

ADDITIONAL AGREEMENTS

9.1                                 Employees.

(a)                                  Effective as of the Closing Date, the Company shall terminate all the Employees, and Purchaser shall offer to all or substantially all of such Employees at will full-time employment (or at will part-time employment if an Employee was employed on a part-time basis as of the Closing Date) on the terms set forth in Section 9.1(b) to be effective immediately, without interruption, as of the Closing.  Such Employees who accept Purchaser’s offer of employment shall be referred to as the “Transferred Employees.”  To facilitate Purchaser’s obligations under this Section 9.1(a), upon request and to the extent permitted by Law, the Company shall provide Purchaser within a reasonable period prior to the Closing a true and correct list of all Employees, including with respect to any inactive Employee, the reason for such inactive status and, if applicable, the anticipated date of return to active employment.

(b)                                 To the extent permitted by Law, Purchaser shall offer the at will employment contemplated in Section 9.1(a) to each Transferred Employee on terms such that the base wages or base salary and other compensation (including bonus and incentive opportunity) offered to each such Transferred Employee are substantially equivalent in the aggregate to the base wage, or base salary and other compensation provided to such Transferred Employee as of the Closing Date and employee benefits that are, in the aggregate, substantially comparable to the employee benefits provided to each such Transferred Employee immediately prior to the Closing Date.  The parties hereto agree that nothing in this Agreement shall limit Purchaser’s ability after the Closing Date to modify or terminate, as applicable (i) the employment of any Transferred Employee, (ii) any benefit policy, plan or program offered to or covering any Transferred Employee or (iii) the compensation of any Transferred Employee.

(c)                                  With respect to any employee benefit plan, program or arrangement maintained, sponsored or administered by Purchaser on or after the Closing Date under which the Transferred Employees may be eligible to participate, for all purposes of determining eligibility to participate and vesting, and, with respect only to any severance, vacation or sick time plan, program or arrangement for purposes of benefit accrual, a Transferred Employee’s service with the Company or an Affiliate of the Company shall, to the extent reasonably practicable, be treated as service with Purchaser to the same extent such service was recognized under a similar Company Benefit Plan; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(d)                                 Effective as of the Closing Date, the Company or its Affiliates shall take all actions reasonably necessary to terminate the participation of each Transferred Employee in any Company Benefit Plan.  Purchaser shall use its commercially reasonable efforts to waive, or cause to be waived any pre-existing condition limitation under any “employee welfare benefit plans” (within the meaning of Section 3(1) of ERISA (including medical, life insurance and other such employee welfare benefit plans)) maintained by Purchaser or any of its Affiliates in which Transferred Employees (and their eligible dependents) will be eligible to participate from and after the Closing, except to the extent such pre-existing condition limitation or exclusion would have been applicable under any comparable Company Benefit Plan immediately prior to the Closing.  Purchaser shall use its commercially reasonable efforts to recognize the dollar amount of all expenses incurred by each Transferred Employee (and his or her eligible dependents) during the calendar year in which the Closing occurs for purposes of satisfying such year’s deductible and co-payment limitations or exclusions under any relevant welfare benefit plans in which they will be eligible to participate from and after the Closing.

(e)                                  Purchaser acknowledges and agrees that any employment loss within the meaning of the WARN Act suffered by any Employee immediately upon or within ninety (90) days after the Closing Date shall have been caused by Purchaser’s decision not to continue the employment of such Employee, and not by the sale of the Purchased Assets.  Purchaser shall be responsible for and shall indemnify and hold harmless the Company and its Affiliates against any and all claims asserted under the WARN Act because of a “plant closing” or “mass layoff,” as defined therein, due in whole or in part to the actions or omissions of Purchaser.  For purposes of this Agreement, the Closing Date is and shall be the same as the “effective date” of the sale within the meaning of the WARN Act.  The Company shall give all notices that may be required under and otherwise required to comply with all provisions of the WARN Act for all terminations of the Employees that occur prior to Closing based on any termination decisions made by the Company (other than the terminations required by Section 9.1(a)).  Purchaser shall give all notices required under and otherwise required to comply with all provisions of the WARN Act for all involuntary terminations of the Employees that occur on or after Closing.  The Company agrees to cooperate with Purchaser so that Purchaser may comply with the WARN Act, including providing Purchaser with information regarding the Employees’ status as full-time or part- time as defined by the WARN Act, providing Purchaser with information regarding involuntary Employee terminations during the ninety (90) days prior to Closing, and giving Purchaser access to the Employees to disseminate any notices pursuant to the WARN Act in the event Purchaser determines in its sole discretion that such notice must be given to the Employees prior to Closing due to terminations it intends to execute during the ninety (90) days immediately following Closing.  If Purchaser determines in its sole discretion that notice must be given to the Employees prior to Closing pursuant to the WARN Act, the providing of such notice shall not be deemed to violate any of the confidentiality or publicity provisions contained in this Agreement.

(f)                                    The provisions of this Section 9.1 are for the sole benefit of the Parties and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Employees), other than the Parties and their respective permitted heirs, executors, administrators, successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 9.1) under or by reason of any provision of this Agreement.

(g)                                 Purchaser or its Affiliates, shall be responsible for and shall reimburse the Company for all claims that are unpaid as of the Closing Date under any Company Benefit Plan that is a self-insured “employee welfare benefit plan,” within the meaning of Section 3(1) of

ERISA associated with any Transferred Employee (including any dependents thereof).  For purposes of this paragraph, a claim is deemed incurred when the services that are subject to such claim are performed or the materials are supplied, regardless of when such claim is submitted for reimbursement.  Purchaser and the “buying group” (as defined in Treasury Regulation Section 54.4980B-9, Q&A-2(c)) of which it is a part shall be solely responsible for providing COBRA continuation coverage pursuant to (i) Section 4980B(f) of the Code, Part 6 of Subtitle B of Title I of ERISA and similar state Law to all Employees and those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(b)) with respect to the transactions contemplated by this Agreement (collectively, the “M&A Qualified Beneficiaries”), and (ii) Title III of Division B of the American Recovery and Reinvestment Act of 2009, as amended, and all guidance promulgated thereunder, to the extent applicable with respect to the M&A Qualified Beneficiaries.

(h)                                 Subject to the consummation of the transactions contemplated by this Agreement, Purchaser shall take commercially reasonable efforts to permit or cause an Affiliate of Purchaser to permit each Transferred Employee to enroll as soon as administratively practicable after the Closing Date and become a participant in any Purchaser or its Affiliate-sponsored 401(k) plan or other similar retirement plan for which such employee is eligible (a “Purchaser 401(k) Plan”) (disregarding any service requirements or waiting periods to the extent service requirements or waiting periods were satisfied by the Transferred Employee with respect to a similar Company Benefit Plan prior to Closing).  Purchaser shall permit or cause an Affiliate of Purchaser to permit the Transferred Employees who are participants in the Company’s or its Affiliate’s 401(k) plan to roll over any distributions from such plan (including a rollover of outstanding participant loans) into a Purchaser 401(k) Plan.

(i)                                     Pursuant to the “Standard Procedure for Predecessors and Successors” provided in Section 4 of Revenue Procedure 2004-53, 2004-2 C.B. 320, (i) Purchaser and the Company shall report on a predecessor/successor basis as set forth therein, (ii) the Company will file (or cause to be filed) a Form W-2 for each Transferred Employee with respect to wages paid prior to the Closing Date, and (iii) Purchaser will file (or cause to be filed) a Form W-2 for each Transferred Employee with respect wages paid after the Closing Date.

9.2                                 Reservations; Chips; Customer Information.

(a)                                  Reservations.  Following Closing, Purchaser shall honor the terms and rates of all pre-Closing reservations (in accordance with their terms) with respect to the Casino Business by customers, including advance reservation cash deposits, for services confirmed by the Company for any time subsequent to the Closing, provided, however, that the terms of such reservations shall be consistent with the Ordinary Course of Business of the Casino Business.  Prior to the Closing Date, the Company may continue to accept reservations for periods after the Closing in the Ordinary Course of Business in operating the Casino Business.  Purchaser recognizes that such reservations may include discounts or other benefits, including benefits extended under the Company’s or its Affiliates’ player loyalty program or any other frequent player or casino awards programs, group discounts, or other discounts or requirements that food, beverage or other benefits be delivered by the Company to the guest or guests, as the case may be, holding such reservations.  Purchaser shall honor all banquet facility and service agreements that have been granted to groups, persons or other customers for periods after the Closing Date at the rates and on the terms provided in such agreements, provided, however, that the terms of such agreements shall be consistent with the Ordinary Course of Business of the Casino Business.  Purchaser agrees that the Company cannot and does not make any representation or warranty that any party holding a reservation or agreement for facilities or services shall utilize such reservation or honor such agreement.  Purchaser, by the execution hereof, solely assumes the risk of non-utilization of reservations and non-performance of such agreements from and after the Closing.

(b)           Destruction of Chips.  From and after (i) the date that is one hundred eighty (180) days after the Closing Date, Purchaser shall cease to issue or use and shall not reissue or reuse any of the Company’s gaming chips, tokens or plaquemines and (ii) the Closing Date, Purchaser shall be solely responsible and liable for compliance with all applicable Gaming Laws or any applicable Order with respect to any of the Company’s gaming chips, tokens or plaquemines.  During the one hundred eighty (180) period described in clause (i) of the immediately preceding sentence, Purchaser shall (a) redeem all of the Company’s gaming chips, tokens and plaquemines pursuant to a plan of redemption of discontinued chips, tokens or plaquemines approved by the Gaming Authorities, and (b) destroy all of the Company’s gaming chips, tokens and plaquemines pursuant to a plan of destruction approved by the Gaming Authorities.

(c)           Customer Data.  Purchaser acknowledges and agrees that (i) customers whose information is contained in the Customer Database may, from time to time, also be customers of, or otherwise play at, casino properties other than the Casino Business (including, without limitation, casino properties presently owned or operated by SCI or its Affiliates) (such customers, the “Common Customers”), (ii) the Customer Database contains only records of the Common Customers’ play at the Casino Business and (iii) except with respect to the obligations of the Company hereunder in connection with the Customer Database, neither SCI nor any Affiliate thereof is required pursuant to the terms of this Agreement or any Ancillary Agreement to furnish to Purchaser any information which SCI and its Affiliates may have with respect to the activity of the Common Customers at any casino property presently owned or operated by SCI or any of its Affiliates.  Nothing contained in this Agreement, express or implied, shall prohibit or in any way limit any third party (including, without limitation, SCI, any of its Affiliates or any acquirers of any of the casino properties presently owned by any of the foregoing) which holds information concerning any Common Customer in a database of its own from marketing to such Common Customer for any purpose, including, without limitation, in order to induce any such Common Customer to patronize such third party’s casino properties.

9.3           Certain Transactions.  Prior to the Closing, neither Purchaser nor its Affiliates shall take, or agree to commit to take, any action that (or fail to take, or agree to fail to take, any action, which failure to take) would or is reasonably likely to delay the receipt of, or to adversely impact the ability of Purchaser to obtain, any Governmental Approval necessary for the consummation of the transactions contemplated by this Agreement or necessary to permit Purchaser to acquire the Purchased Assets and operate the Casino Business, in each case, after the Closing in substantially the same manner as owned and operated by the Company prior to the Closing.  Without limiting the foregoing:

(a)           Neither Purchaser nor any of its Affiliates shall withdraw, rescind, revoke or otherwise terminate or cancel any applications, filings or other submissions made in connection with obtaining any Governmental Approvals (or cause any of the foregoing to occur); and

(b)           if (i) any Governmental Entity has issued an Order or taken any other action denying Purchaser any necessary Governmental Approvals or determining or indicating that such Governmental Entity will not issue to Purchaser all necessary Governmental Approvals, or (ii) a court of competent jurisdiction or other Governmental Entity shall have issued an Order or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing and the transactions contemplated hereby, Purchaser, and its Affiliates shall use their respective commercially reasonable efforts to have vacated, lifted, reversed or overturned any such order, decree, ruling or action and to have issued such Governmental Approvals (including exhausting all available remedies, challenges and appeals).

9.4           Insurance Policies.  The Company’s fire and casualty insurance and other insurance policies shall be cancelled by the Company or its applicable Affiliate as of the Closing Date, and any refunded premiums shall be retained by the Company.  Purchaser shall be solely responsible for acquiring and placing its casualty insurance, business interruption insurance, liability insurance and other insurance policies for periods after the Closing.

9.5           No Control.  Except as permitted by the terms of this Agreement, prior to the Closing, Purchaser shall not directly or indirectly control, supervise, direct or interfere with, or attempt to control, supervise, direct or interfere with, the Casino Business or the Employees.  Until the Closing, the operations and affairs of the Casino Business and the Purchased Assets are under the Company’s complete control, except as otherwise provided in this Agreement, including as provided in Section 8.2.

9.6           Employee Solicitation.

(a)           Beginning on the Closing Date and ending on the date that is the first anniversary of the Closing Date, neither the Company nor any of its Affiliates shall, without Purchaser’s written consent, solicit, entice, or encourage any Transferred Employee or any other employee employed by Purchaser to leave such person’s employment with Purchaser; provided, however, that the foregoing shall not apply to (i) a general solicitation of the public for employment so long as such general solicitation is not specifically targeted to employees, officers or directors of Purchaser or (ii) to individuals who initiate contact with the Company or any of the Company’s Affiliates regarding such employment without any encouragement or solicitation by the Company or any of its Affiliates.

(b)           Beginning on the date of this Agreement and ending on the date that is one year following the earlier of the termination of this Agreement and the Closing, neither Purchaser nor any of its Affiliates shall, directly or indirectly, without the written consent of the Company, as applicable, solicit, entice, or encourage any Employee that is not a Transferred Employee or any other person who shall have been an employee of the Company (or any other individual devoting the majority of his or her working time to service at or with the Company who is not an employee thereof) or its Affiliates (other than with respect to the Transferred

Employees) during such time to leave such person’s employment with his or her employer, including, without limitation, the Company or its Affiliates (other than with respect to the Transferred Employees); provided, however, that the foregoing shall not apply to (i) a general solicitation of the public for employment so long as such general solicitation is not specifically targeted to employees, officers or directors of the Company or any of its Affiliates, as the case may be, or (ii) to individuals who initiate contact with Purchaser or any of its Affiliates regarding such employment without any encouragement or solicitation by Purchaser or any of its Affiliates.

ARTICLE X
CONDITIONS TO CLOSING

10.1         Conditions Precedent to Obligations of Purchaser.  The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in writing in whole or in part to the extent permitted by applicable Law):

(a)           each of the representations and warranties of the Company set forth in this Agreement, other than representations or warranties as to which any of the Purchaser Knowledge Persons had actual knowledge as of the date of this Agreement were not true and correct in all material respects, shall be true and correct in all respects (without regard to any “material” or “materially” or “Material Adverse Effect” qualification contained therein) as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects (without regard to any “material” or “materially” or “Material Adverse Effect” qualification contained therein), on and as of such earlier date), in each case, except to the extent that the failure of such representations and warranties to be true and correct would not, individually and in the aggregate, have a Material Adverse Effect;

(b)           the Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed by or complied with it prior to the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of the Company (in form and substance reasonably satisfactory to Purchaser), dated the Closing Date, certifying to the matters set forth in Section 10.1(a) and this Section 10.1(b);

(c)           Purchaser shall have obtained all Permits (including under the Gaming Laws), filings, consents, and approvals necessary to consummate the transactions contemplated hereby, which are set forth on Schedule 10.1(c);

(d)           the Company shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 4.2;

(e)           all licenses, consents, authorization, clearances, orders and approvals of, and filings and registrations with, any Governmental Entity or other Person, to the extent that the Bankruptcy Court shall not have entered an order providing that such consents or authorizations are not required, listed on Schedule 10.1(e) shall have been obtained;

(f)            no Transfer Failure shall have occurred, except for Transfer Failures which would not be reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect.

(g)           no Legal Proceeding shall be pending before any court or Governmental Entity of competent jurisdiction seeking to restrain or prohibit or declare illegal the transactions contemplated by this Agreement or seeking damages in respect thereof;

(h)           since the Balance Sheet Date, there shall not have occurred any facts, conditions, changes, violations, inaccuracies, circumstances, effects or events constituting, or which would be reasonably likely to result in, individually or in the aggregate, a Material Adverse Effect; and

(i)            the SCI Plan Effective Date shall have occurred.

10.2         Conditions Precedent to Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):

(a)           each of the representations and warranties of Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, at and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

(b)           Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date, and the Company shall have received a certificate signed by an authorized officer of Purchaser (in form and substance satisfactory to the Company, dated the Closing Date, certifying to the matters set forth in Section 10.2(a) and this Section 10.2(b);

(c)           Purchaser shall have delivered, or caused to be delivered, to the Company all of the items set forth in Section 4.3;

(d)           no Legal Proceeding shall be pending by a Governmental Entity before any court or Governmental Entity of competent jurisdiction seeking to restrain or prohibit or declare illegal the transactions contemplated by this Agreement or seeking damages in respect thereof; and

(e)           Within ten (10) days of the Effective Date, the Propco Lenders and Propco Debtors (each as defined in the SCI Plan) shall seek an Order of the Bankruptcy Court to permit the use of the cash collateral of Propco (as defined in the SCI Plan) (i) to fund the Deposit Commitment Funds in accordance with the Deposit Commitment Letter and (ii) as a deposit to be held by the Escrow Agent in accordance with the provisions of this Agreement and the Escrow Agreement.

10.3         Conditions Precedent to Obligations of Purchaser and the Company.  The respective obligations of Purchaser and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser and the Company in whole or in part to the extent permitted by applicable Law):

(a)           there shall not be in effect any Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(b)           a confirmation order in form and substance acceptable to Purchaser confirming the chapter 11 plan of reorganization of the Company that (i) includes the Sale Order, (ii) shall have been entered by the Bankruptcy Court, and (iii) unless waived in writing by Purchaser, shall be a Final Order; and

(c)           the waiting period applicable to the transactions contemplated by this Agreement under any Antitrust Laws shall have expired or early termination shall have been granted without any conditions thereto and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting consummation of the transactions contemplated hereby, substantially on the terms contemplated by this Agreement.

10.4         Frustration of Closing Conditions.  Neither the Company nor Purchaser may rely on the failure of any condition set forth in Section 10.1, 10.2 or 10.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

ARTICLE XI
TAXES

11.1         Transfer Taxes.  Purchaser shall be responsible for (and shall indemnify and hold harmless the Company and its directors, officers, employees, Affiliates, agents, successors and permitted assigns against) any sales, value added, excise, use, stamp, documentary stamp, filing, recording, transfer or similar fees or taxes or governmental charges (including any interest and penalty thereon) in connection with the transfer of the Purchased Assets (collectively, “Transfer Taxes”).  To the extent that any Transfer Taxes are required to be paid by the Company (or such Transfer Taxes are assessed against the Company), Purchaser shall promptly reimburse the Company for such Transfer Taxes.  The Company will cooperate with Purchaser to minimize any Transfer Taxes, including, but not limited to, implementing the transfer of the Purchased Assets pursuant to a chapter 11 plan.  The Company and Purchaser shall cooperate and consult with each other prior to filing any Tax Returns in respect of Transfer Taxes.  The Company and Purchaser shall cooperate and otherwise take commercially reasonable efforts to obtain any available refunds for Transfer Taxes.

11.2         Purchase Price Allocation.  The Purchase Price (including any Assumed Liabilities properly taken into account for tax purposes) shall be allocated, apportioned and adjusted among the Purchased Assets in a manner consistent with applicable Tax Law as set forth on a reasonably detailed schedule (the “Allocation Schedule”) to be provided by Purchaser to the Company within sixty (60) days following the Closing Date, subject to any reasonable objections thereto by the Company, which objections shall be provided to Purchaser within thirty (30) days following the Company’s receipt from Purchaser of a full and complete copy of the Allocation Schedule.  The Parties agree that in case of any such objection to the Allocation Schedule by the Company, (a) Purchaser and the Company shall negotiate in good faith to promptly resolve such dispute, (b) in any event the allocation of the Purchase Price will be agreed to by the Parties no later than ninety (90) days following the Closing Date and (c) the Parties shall abide by such agreed allocation of the Purchase Price for all Tax reporting purposes; provided, however, that in the event that the Parties are unable to reach agreement with respect to such allocation of the Purchase Price within ninety (90) days following the Closing Date, each Party will thereafter be entitled to make any Tax submissions it deems appropriate to any Governmental Entity reflecting its good faith determination of the correct allocation of the Purchase Price.

11.3         Cooperation on Tax Matters.  Purchaser and the Company shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.

ARTICLE XII
MISCELLANEOUS

12.1         Expenses.  Except as otherwise provided in this Agreement, the Company and Purchaser shall bear their own expenses, including attorneys’ fees, incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby; provided that, Purchaser and the Company shall each be responsible for paying one-half of all HSR Act filing fees occasioned by the transactions contemplated hereby and any filing fees under any other Antitrust Laws; provided, further, that in the event of a Legal Proceeding by any Party to enforce obligations under this Agreement, the prevailing party shall be entitled to recover from the non-prevailing Party its expenses of litigation, including reasonable attorney’s fees.

12.2         Specific Performance; Other Remedies.  (a) Subject to clause (b) below, the Company and Purchaser acknowledge and agree that the breach of this Agreement would cause irreparable damage to the other party and that the other party will not have an adequate remedy at law.  Therefore, the obligations of the Company and Purchaser under this Agreement, including, without limitation, the Company’s obligation to sell, and Purchaser’s obligation to buy, the Purchased Assets, shall, subject to clause (b) below, be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.  Notwithstanding the foregoing, in the event that specific performance is not available to Purchaser as a remedy, for any reason, Purchaser shall be entitled to any and all other remedies available to it, including damages at law, provided that in no event shall damages be less than 5% of the Purchase Price.  The rights set forth in this Section 12.2 shall be in addition to any other rights which Purchaser may have at law or in equity pursuant to this Agreement.

(b)           Notwithstanding anything in this Agreement to the contrary, the Company’s sole and exclusive remedy under this Agreement shall be to terminate this Agreement in accordance with Section 4.5 and, if applicable, to receive payment of the FE Escrowed Funds and the Deposit Commitment Funds in accordance with Section 4.7(c); without limiting the foregoing, the Company shall have no right, whether under clause (a) above or otherwise, to a decree of specific performance or any other remedy at law or in equity.

12.3         Submission to Jurisdiction; Consent to Service of Process.

(a)           Upon the commencement of the Bankruptcy Case, the Bankruptcy Court shall have jurisdiction over all matters, including any legal action, suit or proceeding arising out of or relating to this Agreement, any related agreements, or the proposed transactions and the interpretation, implementation and enforcement of this Agreement, and the parties hereto irrevocably submit and consent to such jurisdiction.  Until the commencement of the Bankruptcy Case or if the Bankruptcy Case has closed, the Parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of any state or federal court located in the State of Nevada and any appellate court from any thereof, for the resolution of any such claim or dispute.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute, waiving thereby their right to any other jurisdiction to which they may be entitled to by reason of their present or future domiciles or otherwise.  Each of the Parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)           Each of the Parties hereby consents to process being served by any Party in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 12.7.

12.4         WAIVER OF RIGHT TO TRIAL BY JURY.  EACH PARTY TO THIS AGREEMENT WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, MATTER OR PROCEEDING REGARDING THIS AGREEMENT OR ANY PROVISION HEREOF.

12.5         Entire Agreement; Amendments; Waivers.  This Agreement (including the Schedules and exhibits hereto and the certificates delivered hereunder) and the Confidentiality Agreement represent the entire understanding and agreement between the Parties with respect to the subject matter hereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this

Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

12.6         Governing Law.  This Agreement shall be governed by and construed in accordance with the Bankruptcy Code and to the extent not inconsistent with the Bankruptcy Code, the laws of the State of Nevada applicable to contracts made and performed in such State, without giving effect to conflict of laws principles thereof.

12.7         Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):

If to the Company, to:

Green Valley Ranch Gaming, LLC

C/o:  GV Ranch Station, Inc., its Manager

1505 South Pavilion Center Drive

Las Vegas, NV 89135

Attn:  Mr. Richard Haskins

Facsimile:  (702) 495-4260

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attn:       David Seligman

David Agay

R. Henry Kleeman

Facsimile:  (312) 862-2200

with a copy (which shall not constitute notice or service of process) to:

Dewey & LeBoeuf LLP

333 South Grand Avenue, Suite 2600

Los Angeles, CA 90071

Attn:       Bennett J. Murphy

Jason R. Wolf

Facsimile:  (213) 621-6100

If to Purchaser, to:

Station GVR Acquisition, LLC

c/o Fertitta Entertainment LLC

10801 W. Charleston Boulevard, Suite 600

Las Vegas, NV 89135

Attn:  Mr. Marc J. Falcone

Facsimile:  (702) 495-3290

With a copy (which shall not constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP

601 South Figueroa St., Ste. 3000

Los Angeles, CA 90017

Attn:  Kenneth J. Baronsky and Alexander M. Kaye

Facsimile:  (212) 530-5219

12.8         Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

12.9         Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, including in the case of the Company, as applicable, the Company as a debtor in possession under the Bankruptcy Code or any trusts created under any chapter 11 plan in the Bankruptcy Case.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a Party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by the Company or Purchaser (by operation of law or otherwise) without the prior written consent of the other Parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may freely assign this Agreement and any or all rights or obligations hereunder (including, without limitation, Purchaser’s rights to purchase the

Purchased Assets and assume the Assumed Liabilities and Purchaser’s rights to seek indemnification hereunder) to any Affiliate of Purchaser.  Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

12.10       Non-Recourse.  The Parties acknowledge that (i) none of the members of the Company, (ii) none of the members of the Company’s Executive Committee, (iii) none of the members of the Company’s Transaction Committee or Special Committee, (iv) no past, present or future director, officer, committee member, employee, incorporator, member, partner or direct or indirect equity holder of the Company and (v) no past, present or future director, officer, committee member, employee, incorporator, member, partner, Affiliate or direct or indirect equity holder of Purchaser (such individuals described in clauses (i)-(v) above, the “Non-Recourse Parties”) is a party to this Agreement or any Ancillary Agreement.  The Parties further acknowledge that none of the Non-Recourse Parties, whether individually or collectively, shall have any liability whatsoever of any kind or description for any obligations or liabilities of the Company under this Agreement or any Ancillary Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or thereby.  Accordingly, the Parties hereby agree that in the event (a) there is any alleged breach or alleged default or breach or default by any Party under this Agreement or any of the Ancillary Agreements or (b) any Party has or may have any claim arising from or relating to the terms of this Agreement or any Ancillary Agreement, no Party shall, or shall have any right to, commence any proceedings or otherwise seek to impose any liability or obligation whatsoever of any kind or description on or against the Non-Recourse Parties, whether collectively or individually, by reason of such alleged breach, default or claim.

12.11       Termination of Representations and Warranties.  All representations and warranties made by the Company and Purchaser in this Agreement shall terminate on the Closing Date upon the purchase of the Purchased Assets by Purchaser and neither the Company nor Purchaser shall have any liability after the Closing Date for any breach of any representation or warranty.

12.12       Schedules.  The Parties may, at their respective options, include in the Schedules or the Purchaser Schedules, as the case may be, items that are not material to avoid any misunderstanding or for any other reason, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.

12.13       Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

12.14       No Third-Party Beneficiaries.  (a) Except as provided in clause (b) below and as otherwise expressly provided in this Agreement (including, without limitation, in Section 12.10), this Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(b) Notwithstanding anything in this Agreement to the contrary, the Debt Financing Sources shall be express third party beneficiaries of Section 4.7(c), Section 8.3(c), Section 12.2(b), Section 12.3, Section 12.4, Section 12.6 and this Section 12.14.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be executed by their respective officers, as of the date first written above.

PURCHASER

STATION GVR ACQUISITION, LLC

By:	/s/ Marc J. Falcone
Name:	Marc J. Falcone
Title:	Authorized Signatory

COMPANY

GREEN VALLEY RANCH GAMING, LLC

By:	GV Ranch Station, Inc., its Manager

By:	/s/ Thomas M. Friel
Name:	Thomas M. Friel
Title:	Senior Vice President

Signature Page to Asset Purchase Agreement